Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 14, 2005

AMONG

BAKBONE SOFTWARE, INC.

BLACKFOOT ACQUISITION, INC.,

CONSTANT DATA, INC. AND

THE FOUNDERS

i

	5.16	No Violation, Litigation or Regulatory Action	31
	5.17	Environmental Matters	31
	5.18	Insurance	33
	5.19	Customers and Resellers	33
	5.20	Warranties	33
	5.21	No Finder	33
	5.22	Representations and Warranties of the Founders	33
	5.23	Representations and Warranties of the Securityholders	34
6.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO		35
	6.1	Organization	35
	6.2	Authority	35
	6.3	No Finder	36
	6.4	Investment	36
7.	COVENANTS		37
	7.1	Mutual	37
	7.2	By Company	37
8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGERCO		41
	8.1	No Misrepresentation or Breach of Warranties	41
	8.2	No Restraint or Litigation	41
	8.3	Necessary Governmental Approvals	41
	8.4	Necessary Consents	41
	8.5	Tax Returns	42
	8.6	Shareholder Approval	42
	8.7	Dissenters	42
	8.8	Employment Agreements	42
	8.9	Non-Competition Agreements	42
	8.10	[Reserved]	42
	8.11	Waivers	42
	8.12	Deliveries Relating to Company Products	42
	8.13	Escrow Agreement	42
	8.14	Paying Agent Agreement	42
	8.15	No Material Adverse Change	42
	8.16	No Material Change to Capitalization of Company	42
9.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		43
	9.1	No Misrepresentation or Breach of Warranties	43
	9.2	Necessary Governmental Approvals	43
	9.3	Escrow Agreement	43
	9.4	Paying Agent Agreement	43

ii

	9.5	Employment Agreements	43
	9.6	Payment of Accrued Liabilities	43
10.	INDEMNIFICATION		43
	10.1	Survival of Representations and Covenants	43
	10.2	Indemnification by the Securityholders	44
	10.3	Indemnification by Parent and the Surviving Corporation	45
	10.4	Notice of Claims; Procedure	46
	10.5	Defense of Third-Party Claims	48
	10.6	Limitations on Indemnification Liability	49
	10.7	Characterization of Indemnity Payments	51
	10.8	Securityholders’ Representative	51
11.	GENERAL PROVISIONS		51
	11.1	Fees and Expenses	51
	11.2	No Public Announcement	52
	11.3	Notices	52
	11.4	Successors and Assigns; No Third-Party Beneficiaries	53
	11.5	Entire Agreement; Amendments	53
	11.6	Rules of Construction	54
	11.7	Waivers	54
	11.8	Partial Invalidity	54
	11.9	Business Day	54
	11.10	Execution in Counterparts	55
	11.11	Further Assurances	55
	11.12	Governing Law	55
	11.13	Venue	55
	11.14	Arbitration	55
	11.15	Attorneys’ Fees	56
	11.16	Equitable Relief	56

iii

***	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTION 200.80(B)(4), 200.83 AND 230.406.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 14, 2005 (this “Agreement”) among BAKBONE SOFTWARE, INC., a California corporation (“Parent”), BLACKFOOT ACQUISITION, INC., a Minnesota corporation and a wholly owned subsidiary of Parent (“Mergerco”), CONSTANT DATA, INC., a Minnesota corporation (the “Company”), *** an individual, ***, an individual, and ***, an individual (***, ***, and *** collectively, the “Founders”).

W I T N E S S E T H:

WHEREAS, the Company is a Minnesota corporation having authorized capital that consists solely of (i) 25,000,000 shares of common stock, no par value (the “Company Common Stock”), of which, as of the date hereof, 7,571,713 shares are issued and outstanding; and (ii) 50,000,000 shares of undesignated stock, no par value (“Company Preferred Stock”), none of which, as of the date hereof, is issued and outstanding;

WHEREAS, with respect to options and warrants, the Company, as of the date hereof, has (i) 3,500,000 shares of Company Common Stock available for issuance under the Company’s 2003 Stock Option and Incentive Plan (the “Stock Option Plan”), of which, as of the date hereof, options to purchase 1,850,354 shares of Company Common Stock have been issued and are outstanding; and (ii) warrants to purchase 987,510 shares of Company Common Stock have been issued and are outstanding;

WHEREAS, the respective Board of Directors of each of the Parent, Mergerco and the Company has approved the merger of Mergerco with and into the Company, which shall be wholly owned by Parent upon the completion of the transactions contemplated herein, pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the parties as follows:

1. DEFINITIONS.

In this Agreement, the following terms have the meanings specified or referred to in this Section 1 and shall be equally applicable to both the singular and plural forms. Any

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Action” means any governmental investigation; and any suit or action at law or in equity; any arbitration, audit, assessment, grievance or other proceeding, whether actual, proposed or threatened; or any other claim.

“Affiliate” means, with respect to any Person, any other Person that (i) directly or indirectly controls, is controlled by or is under common control with such Person (including any executive officer of such Person), or (ii) owns a 10% or greater equity interest in such Person.

“Agreement” means this Agreement and Plan of Merger.

“***” means ***.

“*** Consideration” has the meaning set forth in Section 3.3.2.

“*** Consideration Date” has the meaning set forth in Section 4.3.2.

“*** Party” or “*** Parties” means *** and/or any *** Affiliate that prior to the Closing (i) entered into license agreements for the Company Products, (ii) were evaluating the Company Products, or (iii) were engaged in substantial discussions with the Company’s sales representatives with respect to the licensed use of Company Products, all as are identified in Schedule 3.2.2.

“*** Transaction” has the meaning set forth in Section 3.3.2.2.

“Articles of Merger” has the meaning set forth in Section 4.1.

“Balance Sheet Date” means October 31, 2005.

“Capped IP Losses” has the meaning set forth in Section 10.6.3.1.

“Cash Assets” has the meaning set forth in Section 5.9.5.

“Cash Consideration” has the meaning set forth in Section 3.3.1.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time, and the rules and regulations promulgated thereunder.

“Articles of Merger” has the meaning set forth in Section 4.1.

“Certificates” has the meaning set forth in Section 3.2.1.

“Claim” has the meaning set forth in Section 10.1.4.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

“Claim Notice” has the meaning set forth in Section 10.4.1.

“Closing” has the meaning set forth in Section 4.1.

“Closing Consideration” has the meaning set forth in Section 4.3.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Agreement” means all agreements, instruments and documents executed by the Company and any Person, including, but not limited to any of the Securityholders.

“Company Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by the Company under this Agreement or in connection herewith.

“Company Balance Sheet” means the balance sheet of the Company as of the Balance Sheet Date included in the Company Financial Statements.

“Company Common Stock” has the meaning set forth in the recitals to this Agreement.

“Company Financial Statements” has the meaning set forth in Section 5.5.1.

“Company Interim Financial Statements” has the meaning set forth in Section 5.5.1.1.

“Company Material Contracts” has the meaning set forth in Section 5.15.1.9.

“Company Owned Software” has the meaning set forth in Section 5.12.2.

“Company Preferred Stock” has the meaning set forth in the recitals to this Agreement.

“Company Products” means those software products then currently licensed to end-user customers, directly or indirectly, by the Company as of Closing Date.

“Company Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by the Company (including any surface water thereon or adjacent thereto and any soil or ground water thereunder), whether currently or at any previous time.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

“Contemplated Transactions” has the meaning set forth in Section 5.4.2.

“Contested Claim” has the meaning set forth in Section 10.4.2.2.

“Copyrights” means registered and material unregistered United States and foreign copyrights and pending applications to register the same.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Deductible” has the meaning set forth in Section 10.6.2.

“Dissenting Shares” has the meaning set forth in Section 3.4.1.

“Dispute” has the meaning set forth in Section 11.15.

“DOL” means the United States Department of Labor.

“Effective Time” has the meaning set forth in Section 4.1.

“Employment Agreements” means those certain Employment Agreements to be dated the Effective Date between Parent, and each of the Founders, respectively, substantially in the form attached as Exhibit A.

“Encumbrance” means any security interest, pledge, mortgage, lien (including a mechanics’ lien), encumbrance, lease, conditional sales agreement, option, covenant, easement, restriction, charge, claim or other defect in title of any nature on any property or asset or property interest, whether voluntarily incurred or arising by operation of law or otherwise; and includes any agreement or commitment to grant, make or enter into any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or any agreement to file any such financing statement or to record any lien in the real property records maintained by a Governmental Body.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including the rules and regulations promulgated thereunder.

“ERISA Affiliate” means (i) any corporation which at any time on or before the Effective Time is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company; (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Effective Time is or was under common control (within meaning of Section 414(c) of the Code) with the Company; and (iii) any entity which at any time on or before the Effective Time is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either the Company, any corporation described in clause (i) of this definition or any partnership, trade or business described in clause (ii) of this definition.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

“Escrow Agent” means a third party financial institution agreed to by the Company and Parent that will serve as escrow agent in connection with the Indemnity Escrow Fund in accordance with the terms and conditions of the “Escrow Agreement” substantially in the form attached as Exhibit B.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Claim” has the meaning set forth in Section 10.6.2.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any Action indemnified against hereunder (including, but not limited to, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“Final Award” has the meaning set forth in Section 11.15.3.

“GAAP” has the meaning set forth in Section 5.5.2.

“General Public License” has the meaning set forth in Section 5.12.7.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Governmental Consents and Filings” has the meaning set forth in Section 5.4.2.2.

“Governmental Permits” has the meaning set forth in Section 5.11.1.

“Incurred Losses” has the meaning set forth in Section 10.4.2.3.

“Indemnified Person,” “Indemnitee Representative,” “Indemnitor” and “Indemnitor Representative” each has the meaning set forth in Section 10.4.1.

“Indemnity Escrow Fund” has the meaning set forth in Section 10.2.2.

“INS” means the Immigration and Naturalization Service.

“Intellectual Property” has the meaning set forth in Section 5.12.4.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with reference to a party hereto, only the actual knowledge of any of the Founders of the Company, after reasonable inquiry of such party’s employees, agents and consultants and information set forth in documents in the possession of such party.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

“Knowledge Qualification” means a qualification to any representation or warranty made by a party expressed as “to the knowledge” of such party, that such party “has not received any notice that” or similar language intended to limit the scope of such representation and warranty.

“Leased Real Property” has the meaning set forth in Section 5.9.3.

“Letter of Transmittal” has the meaning set forth in Section 3.2.1.

“Loss” or “Losses” means any and all losses (including, but not limited to Taxes relating to taxable periods, or portions thereof, ending on or prior to the Closing Date), costs, obligations, liabilities, diminution in value, settlement payments, awards, judgments, damage to the environment, natural resources or public health, fines, penalties, damages, expenses, deficiencies or other charges, whether foreseeable or unforeseeable and including interest at the Reference Rate on such Losses.

“Material Adverse Change” means any event, change or effect, that has had or would reasonably be expected to have a material adverse effect (individually or in the aggregate) on: (i) the business, financial condition or operations of the Company, or (ii) the ability of a party to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed, individually or in the aggregate, to constitute, or will be a factor in determining whether there exists, a Material Adverse Change: (A) conditions, events or circumstances generally adversely affecting the United States or global economies, the United States or global financial markets, or the industry in which the Company operates in general and not specifically relating to the Company, (B) the effects of the announcement or pendency of this Agreement, related ancillary agreements or the transactions contemplated thereby, (C) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement or related ancillary agreements, (D) changes in United States or Canadian generally accepted accounting principles after the date hereof, or (E) any declaration of war or national emergency after the date hereof.

“Maximum Dispute Amount” has the meaning set forth in Section 11.14.

“MBCA” means the Minnesota Business Corporation Act, as amended.

“Merger” has the meaning set forth in Section 2.1.

“Merger Filing” has the meaning set forth in Section 4.2

“Mergerco” has the meaning specified in the first paragraph of this Agreement.

“Mergerco Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Mergerco under this Agreement or in connection herewith.

“Merger Consideration” has the meaning set forth in Section 3.3.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

“Merger Consideration Per Share” has the meaning set forth in Section 3.1.5.

“Non-Competition Agreements” means those certain Non-Competition Agreements to be dated the Effective Date between Parent and each of the Founders, each substantially in the form attached as Exhibit D.

“Non-Prevailing Party” has the meaning set forth in Section 11.15.1.

“Options” means all outstanding options, rights (including conversion or preemptive rights) or agreements (other than Warrants) for the purchase or acquisition from the Company of any shares of its capital stock or any securities convertible into or ultimately exercisable for any shares of the Company’s capital stock.

“Outstanding Common Stock” has the meaning set forth in Section 3.1.1.

“Outstanding Securities” has the meaning set forth in Section 3.1.2.

“Parent” has the meaning specified in the first paragraph of this Agreement.

“Parent Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Parent under this Agreement or in connection herewith.

“Parent Group Member” means Parent, successors and assigns, Affiliates, parents, and each of such entities’ board of directors, officers, employees, shareholders, attorneys, financial representatives, and agents of each of such Persons.

“Patents” means all United States, foreign, and international patents; all United States, foreign, and international patent applications; all amendments, continuations, continuations-in-part, requests for continuing examination, and divisions of or relating to any such patent or application; all reissues and reexamination certificates of or relating to any such patent or application; all invention disclosures and draft patent applications; all inventions (whether or not patentable and whether completed or in progress); any improvements to any of the foregoing; and all rights and remedies arising from any of the foregoing, including, as an example only and without limitation, any rights to accrued or future royalties.

“Paying Agent” means a third party financial institution that will serve as the paying agent in connection with the distribution of the Merger Consideration in conjunction with the surrender and exchange of the Outstanding Securities following the Effective Time.

“Percentage” has the meaning set forth in Section 10.6.4.

“Permitted Encumbrances” means (i) liens for taxes and other governmental charges and assessments which are not yet due and payable, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, and (iii) other liens or imperfections on

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

property which are not material in amount, do not interfere with, and are not violated by the consummation of the transactions contemplated by, this Agreement and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection.

“Person” means any individual, corporation, partnership, joint venture, association, company, trust, estate, unincorporated organization or other entity, or any Governmental Body.

“Prevailing Party” has the meaning set forth in Section 11.15.1.

“RCRA” means the Resource Conservation and Recovery Act, as amended from time to time, and the rules and regulations promulgated thereunder.

“Reference Rate” means the “prime” or “base” rate of interest announced from time to time by Bank of America, plus 2% per annum.

“Release Date” has the meaning set forth in Section 10.1.4.

“Representation and Covenant Breaches” has the meaning set forth in Section 10.6.3.

“Requirements of Laws” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements).

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholder” and “Securityholders” have the meaning set forth in Section 3.2.1.

“Securityholders’ Representative” means ***, or *** should *** elect not to continue to act as the Securityholder’s Representative, acting from and after the Effective Time on behalf of the Securityholders in accordance with Section 10.8.

“Securityholder Group Member” means the Securityholders and their respective successors and assigns, and the Affiliates, parents, subsidiaries, members, partners, shareholders, directors, officers, employees and agents of each of such Persons.

“Settled Claim” has the meaning set forth in Section 10.4.2.4.

“Shareholders” means those Persons who, immediately prior to the Effective Time, are the record holders of shares of Company Common Stock and which Persons are identified on Exhibit E hereto.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

“Stock Certificate” shall mean a certificate for shares of the capital stock of the Company.

“Stock Option Plan” means the Company’s 2003 Stock Option and Incentive Plan.

“Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture or other entity in which the Company (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” and “Taxes” shall mean: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (ii) any liability of the Company or any Subsidiary for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company or any Subsidiary under any Tax Sharing Arrangement or Tax indemnity arrangement.

“Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes the Company or any Subsidiary.

“Third Party Claim” has the meaning set forth in Section 10.4.1.

“Third Party Software” has the meaning set forth in Section 5.12.2.

“Trademarks” means United States, state and foreign trademarks, service marks, logos and trade names, whether registered or unregistered, and pending applications to register the foregoing.

“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information.

“Transaction Expenses” has the meaning set forth in Section 11.1.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

“Uncontested Claim” has the meaning set forth in Section 10.4.2.1.

“Warrants” means all outstanding warrants issued by the Company for the purchase or acquisition from the Company of any shares of its capital stock or any security convertible into or ultimately exercisable for any shares of the Company’s capital stock and all agreements, if any, pursuant to which such warrants are issuable.

2. THE MERGER.

2.1 The Merger; the Surviving Corporation. On the terms and subject to the conditions set forth herein, and in accordance with the provisions of the MBCA, at the Effective Time, Mergerco shall be merged with and into the Company (the “Merger”). Upon the effectiveness of the Merger, the separate existence of Mergerco shall cease except to the extent provided by law in the case of a corporation after its merger into another corporation, and the Company shall be the surviving corporation wholly owned by Parent (the “Surviving Corporation”) and shall continue its existence under the laws of the State of Minnesota.

2.2 Effects of the Merger. The Merger shall have the effects set forth in Section 302A.641 of the MBCA.

2.3 Articles of Incorporation, Bylaws, Directors and Founders. The Articles of Incorporation and the Bylaws of the Company as in effect immediately prior to the Effective Time shall continue in full force and effect as the Articles of Incorporation and the Bylaws of the Surviving Corporation. At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall resign or be removed from office and, concurrently therewith, the initial directors and officers of the Surviving Corporation, until their respective successors are duly elected and qualified, shall be:

***	Sole Director, CEO and President
***	CFO and Secretary

3. CONVERSION OF SECURITIES; MERGER CONSIDERATION.

3.1 Conversion of Outstanding Securities.

3.1.1 At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) (collectively, the “Outstanding Common Stock”), shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and extinguished and converted into the right to receive an amount in cash equal to the Merger Consideration Per Share.

3.1.2 At the Effective Time, the vested Options and Warrants issued and outstanding immediately prior to the Effective Time (together with the Outstanding Common Stock, the “Outstanding Securities”), shall, by virtue of the Merger and without any action on the part of the holders thereof, be cancelled and extinguished and each holder shall be entitled to receive an amount equal to (i) the product of (A) the total number of shares of Company

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Common Stock covered by such holder’s Options or Warrants and (B) the Merger Consideration Per Share, less (ii) the aggregate exercise price applicable to such Options or Warrants.

3.1.3 At the Effective Time, all unvested Options and Warrants, if any, shall be deemed null and void, and of no further effect.

3.1.4 Holders of Dissenting Shares shall only be entitled to receive from Parent an amount per Dissenting Share determined pursuant to Section 3.4.

3.1.5 The “Merger Consideration Per Share” shall be equal to:

i)	(CC + AEP + ***) / OS

ii)	Where:

a.	CC = the Cash Consideration, less Merger Consideration Adjustment

b.	AEP = the aggregate exercise price for the vested Options and Warrants

c.	*** = the *** Consideration

d.	OS = the sum of the total number of shares of Outstanding Common Stock and the total number of shares of Company Common Stock subject to issuance under the vested Options and Warrants.

3.2 Surrender and Exchange of Outstanding Securities.

3.2.1 Immediately following the Effective Time, the Company shall deliver to each holder of Outstanding Securities (each a “Securityholder” and, collectively, the “Securityholders”) at the address for such Securityholder in the records of the Company, a letter of transmittal, which shall include (i) a notice that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, (ii) an acknowledgment of, and consent to, the indemnification provisions contained in Section 10 hereof, (iii) an acknowledgment of those certain representations and warranties given by the respective Securityholder contained in Section 5.23 hereof, (iv) an acknowledgment of Section 11, (v) a consent to the appointment of the Securityholders’ Representative to represent such Securityholder with respect thereto, and (vi) such other materials and instructions as the Company and Parent deem appropriate for use in effecting the surrender of the Certificates and exchange of the underlying securities for payment of the Merger Consideration (the “Letter of Transmittal”). “Certificates” shall mean any Stock Certificate, Option agreement or Warrant agreement representing the Outstanding Securities being surrendered and exchanged pursuant to this Section 3.2.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

3.2.2 On the Closing Date, Parent shall make available (i) to the Paying Agent the Cash Consideration portion of the Merger Consideration (excluding (a) the amount to be deposited into the Indemnity Escrow Fund in accordance with Section 10.2.2 and the amount of the initial payments due to each of the Founders, respectively, for their applicable Cash Consideration portion of the Merger Consideration, consistent with this Section 3, which amounts shall be paid to the Founders by Parent pursuant to wire transfer at the Closing) for the Paying Agent to remit payments to the Securityholders in accordance with Section 3.1, and (ii) to the Escrow Agent the amount to be deposited into the Indemnity Escrow Fund in accordance with Section 10.2.2. Thereafter, Parent shall make available to the Paying Agent the *** Consideration amounts when due and payable to the Securityholders pursuant to Section 4.3.2 for remittance to the Securityholders in accordance with Section 3. Upon remittance of the applicable and proper Merger Consideration amounts to the Paying Agent and the Escrow Agent, respectively, Parent and the Surviving Corporation, including the respective directors, officers, employees, shareholders and other agents, are relieved of and released from any and all corresponding Merger Consideration payment obligations pursuant to this Agreement. The Securityholders agree that neither Parent nor the Surviving Corporation is or will be responsible for the errors or omissions of the Paying Agent and the Escrow Agent. The Securityholders agree to be solely responsible for all engagement-related fees, costs and expenses due the Paying Agent under the Paying Agent Agreement. It is understood and agreed that, except for the initial payments made to the Paying Agent as stated in Section 3.3.1.1.6, the Paying Agent is authorized to first deduct from any and all amounts due and payable to the Securityholders, to the extent of each Securityholder’s Percentage, such fees, costs and expenses of the Paying Agent in accordance with the Paying Agent Agreement.

3.2.3 Upon the receipt by the Paying Agent of each Certificate, free and clear of all Liens, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and other appropriate materials and instructions for use in effecting the exchange of Outstanding Securities for payment of the Merger Consideration, the Paying Agent shall pay to the holder of such Certificate the applicable Cash Consideration portion of the Merger Consideration, consistent with Section 3. In furtherance, and not in limitation, of the foregoing, with respect to any Certificate and duly completed and properly executed Letter of Transmittal received on or after the Closing Date, the Paying Agent shall pay the applicable Cash Consideration portion of the Merger Consideration by check within five (5) business days after receipt of such Certificate and Letter of Transmittal. Furthermore, provided that the Paying Agent is in receipt of all of the required documentation stated in this Section 3.2.3 from the holder of such Certificate, the Paying Agent shall pay to such holder the applicable *** Consideration portion of the Merger Consideration by check in accordance with the payment terms stated in Section 4.3.2. Notwithstanding any of the foregoing, as with respect to that portion of the Cash Consideration portion of the Merger Consideration that is first deposited into the Indemnity Escrow Fund (“Escrowed Amount”), such Escrowed Amount (less any and all amounts paid to Parent, as stated in Section 10) will not be paid to any holder of such Certificate until such time as such funds are permitted to be released by the Escrow Agent in accordance with the Escrow Agreement.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

3.2.4 Immediately after the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such Outstanding Securities except as provided in this Agreement or by Law.

3.2.5 After the Effective Time, no dividends, interest or other distributions shall be paid with respect to the Outstanding Securities. At all times after the Effective Time and until surrendered as contemplated by this Section 3.2, (i) each Certificate shall be deemed to represent only the right to receive upon such surrender the applicable portion of the Merger Consideration, (ii) the Shareholders shall have no other rights as Shareholders of the Company or the Surviving Corporation with respect to the Outstanding Common Stock, and (iii) the holders of vested Options and Warrants shall have no other rights under their Options and Warrants.

3.2.6 Parent shall not be liable to any former holder of Outstanding Securities for any amount of Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Law.

3.2.7 If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact, in form and substance reasonably acceptable to the Paying Agent and Parent, by the Person claiming such Certificate to be lost, stolen or destroyed, and complying with such other conditions as the Paying Agent or Parent may reasonably impose (including the execution of an indemnification undertaking in favor of Parent with respect to the Certificate alleged to be lost, stolen or destroyed), the Paying Agent will deliver to such Person, in accordance with this Section, the portion of the Merger Consideration to which the Person is entitled with respect to the Outstanding Securities represented by such Certificate.

3.3 Merger Consideration. The “Merger Consideration” to be paid to the Securityholders in exchange for all of the Outstanding Securities shall, in the aggregate, be equal to the Cash Consideration, as defined herein, plus the *** Consideration, subject to Section 3.4.

3.3.1 Cash Consideration. The “Cash Consideration” equals Five Million and 00/100 Dollars ($5,000,000.00) less any Merger Consideration Adjustments, as provided herein.

3.3.1.1 Merger Consideration Adjustments. The Cash Consideration payable to the Securityholders shall be reduced by an amount, if any, equal to the sum of:

3.3.1.1.1 [Reserved].

3.3.1.1.2 ***, which equals the amount reserved on the Company’s Closing Date Balance Sheet for deferred or unperformed warranty, support and other services revenues related to the licensing of the Company Products prior to the Closing in excess of Fifty Thousand and 00/100 Dollars ($50,000); plus

3.3.1.1.3 that portion of the Indemnity Escrow Fund paid to the Escrow Agent pursuant to Section 10; plus

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

3.3.1.1.4 the outstanding amounts due and owing as of the Closing Date to ***, as identified on Schedule 3.3.1.1.4, which shall be payable at Closing out of the Merger Consideration by wire transfer to such entities; plus

3.3.1.1.5 the outstanding amounts advanced by Parent to the Company prior to the Closing Date as identified on Schedule 3.3.1.1.5; plus

3.3.1.1.6 the fees initially due and owing to the Paying Agent for its service under the terms of the Paying Agent Agreement, which shall be payable at Closing out of the Merger Consideration by wire transfer to the Paying Agent.

3.3.2 *** Consideration. The “*** Consideration” will be computed and the Securityholders will be entitled to their Percentage share in the following percentages of the revenues (net of and excluding (i) any warranty and support revenues apportioned per GAAP, (ii) any and all commissions due any of the Company’s, the Surviving Corporation and the Parent’s sales representatives, but not to exceed *** Dollars ($***), in the aggregate, and (iii) third party software royalty payments derived from any and all *** Transactions, as defined herein below, that are entered into by or on behalf of the Company and any of the respective *** Parties identified in Schedule 3.2.2 during the below-stated period, as follows:

3.3.2.1 Entitled Percentages.

(a)	Before the Closing - 100%;

(b)	Closing plus 90 days - 75%;

(c)	91 to 365 days - 50%;

(d)	366 to 546 days - 25%; and

(e)	Thereafter - 0%.

3.3.2.2 *** Transaction. An “*** Transaction” is any license grant for any of the Company Products that was entered into by an *** Party prior to the Closing or during the first eighteen (18) months after the Closing; provided, however, that an *** Transaction shall not include any Company Product license grant transaction that is initiated by Parent, Parent’s affiliates and its and Parent’s affiliates’ sales representatives or sales channels partners as evidenced by registration of the sales opportunity with the Securityholders’ Representative, and such initiation was not first recommended by any *** Party does not qualify as an *** Transaction.

3.3.2.3 Disclaimer. Parent makes no representations or warranties regarding any minimum achievement by Parent or the Surviving Corporation in closing any *** Transactions. Each Securityholder acknowledges and agrees that neither Parent nor the Surviving Corporation is (i) obligated to pay any minimum *** Consideration pursuant to this

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Agreement, or (ii) required to exercise any minimum level of effort in order to attempt to close any *** Transactions.

3.4 Dissenting Shares.

3.4.1 For purposes of this Agreement, the term “Dissenting Shares” means any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time with respect to which dissenters’ rights apply under Section 302A.471 of the MBCA and held by a holder who (i) has not voted in favor of the Merger or consented thereto in writing, (ii) has submitted a written notice of intent to demand the fair value for such shares in accordance with Section 302A.473 of the MBCA and (iii) has not withdrawn such notice.

3.4.2 Notwithstanding any provision of this Agreement to the contrary, holders of Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Sections 302A.471 and 302A.473 of the MBCA unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to receive the fair value of the Dissenting Shares under the MBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses such right, such Dissenting Shares shall thereupon be treated as if they had been cancelled and extinguished and the holder thereof will be entitled to receive only their respective portion of the Merger Consideration in accordance with this Agreement.

3.4.3 Notwithstanding anything to the contrary contained in this Section 3.3, if (i) the Merger is rescinded or abandoned or (ii) the holders of the Company Common Stock revoke the authority to effect the Merger, then the right of any holder of Company Common Stock to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 302A.471 of the MBCA shall cease.

3.4.4 The Company shall give Parent prompt notice of any notice of intent to demand the fair value for shares pursuant to Section 302A.473 of the MBCA received by the Company and any withdrawals of such notices. The Company shall not, except with the prior written consent of Parent, make any payment with respect to such notices of intent to demand or offer to settle or settle any such demands.

3.5 Options and Warrants. Prior to the Effective Time, the Company shall take or cause to be taken any and all actions necessary to (i) terminate the Stock Option Plan and unvested options, and to (ii) to give the holders of any and all Company Options or Warrants the appropriate notices required therein as to the intended transaction hereunder and the ability to take such exercise or election actions. The parties agree that all Losses incurred by any Parent Group Member in connection with or arising from any failure by the Company to provide for such termination, expiration or exercise prior to or upon the Effective Time, or from any Claims by any Option holders arising out of such action, shall be Losses included in the indemnity obligations of the Securityholders as set forth in Section 10.2.5.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

3.6 Mergerco Common Stock. Each share of common stock of Mergerco issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation at the Effective Time.

4. CONSUMMATION OF THE MERGER.

4.1 Closing Date. On the Closing Date, the Company, Parent and Mergerco shall cause to be filed with the Secretary of State of the State of Minnesota properly executed articles of merger consistent with the terms of this Agreement and the MBCA and in form and substance reasonably satisfactory to the parties hereto (the “Articles of Merger”), and shall take all other steps and make all deliveries as provided herein or as may be reasonably necessary to complete the Contemplated Transactions (the “Closing”). The Articles of Merger shall state that the effective time of the Merger (the “Effective Time”) shall be upon the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, and the Merger shall be effective at that time. The date on which the Articles of Merger are so filed (the “Closing Date”) shall be a date occurring three (3) days after all of the conditions set forth in Sections 8 and 9 are satisfied or waived or such other date as may be agreed to by the Company, Parent and Mergerco; provided that the Closing Date shall be no later than December 31, 2005 unless the Company, Parent and Mergerco shall otherwise agree.

4.2 The Merger Filing. The “Merger Filing” shall mean the filing of the Articles of Merger with the Secretary of State of the State of Minnesota. To facilitate the Merger Filing, the parties shall execute and acknowledge the Articles of Merger and any other required documents in accordance with the laws of the State of Minnesota prior to the Closing Date and the Company shall deliver the executed Articles of Merger and other required documents to counsel for Parent. Such counsel shall file the Articles of Merger on the Closing Date immediately upon receipt of telephonic authorization from representatives of Parent and the Company. On the Closing Date, representatives of the parties shall meet at the offices of Alschuler Grossman Stein & Kahan LLP at 1620 26th Street, Santa Monica, California, unless otherwise agreed to by the parties, for the purpose of delivering the documents described in Sections 4.4 through 4.6, and subject to the satisfaction or waiver of each of the conditions set forth in Sections 8 and 9, causing the Merger Filing to occur.

4.3 Payment of the Merger Consideration.

The Merger Consideration will be due and payable as follows:

4.3.1 Cash Consideration Payment. The Cash Consideration shall be paid as follows: (i) *** Dollars ($***) at the Closing (the “Closing Consideration”) pursuant to Section 3.2, and (ii) the balance pursuant to the terms and conditions of the Escrow Agreement.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

4.3.2 *** Consideration Payment. The *** Consideration will be paid on the sooner of the fifteenth (15th) day or last day of any calendar month (the “*** Consideration Date”), provided that:

4.3.2.1 The *** Consideration with respect to individual payments in amounts less than *** Dollars ($***) that are due and payable by the licensee with respect to the *** Transactions will be paid no later than the date that is thirty (30) days after the date each such respective payment is due from the licensee;

4.3.2.2 The *** Consideration with respect to individual payments in amounts of *** Dollars ($***) or more, but less than *** Dollars ($***) that are due and payable by the licensee with respect to the *** Transactions will be paid no later than the date that is ninety (90) days after the date each such respective payment is due from the licensee;

4.3.2.3 The *** Consideration with respect to individual payments in amounts of *** Dollars ($***) or more that are due and payable by the licensee with respect to the *** Transactions will be paid no later than (i) the last day of the calendar month in which each such respective payment is received, if the payment is received on or before the fifteenth day of that calendar month, or (ii) the fifteenth day of the calendar month after the payment is received, if the payment is received after the fifteenth day of any calendar month; and

4.3.2.4 Parent will use commercially reasonable efforts to obtain payments with respect to *** Transactions when due and payable as provided in the applicable agreements.

4.4 Parent’s Deliveries. Subject to fulfillment or waiver of the conditions set forth in Section 8, concurrently with the Merger Filing, Parent shall deliver, if and to the extent not previously delivered, all of the following to the Company:

4.4.1 a certificate of the Secretary or an Assistant Secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect that (i) the resolutions of the Board of Directors of Parent authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein by Parent, as attached thereto, are in full force and effect and have not been superseded, amended or modified as of the Closing Date; and (ii) the incumbency and signatures of the officers of Parent executing this Agreement and any Parent Ancillary Agreement are as set forth on the certificate;

4.4.2 an opinion of counsel to Parent, dated the Closing Date, in a form to be attached hereto as Exhibit G;

4.4.3 the certificate contemplated by Section 9.1, duly executed by the President or any Vice President of Parent;

4.4.4 the Employment Agreements and the Non-Competition Agreements duly executed by Parent; and

4.4.5 the Paying Agent Agreement duly executed by the President or any Vice President of Parent;

4.4.6 the Escrow Agreement duly executed by the President or any Vice President of Parent; and

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

4.4.7 the making of the Cash Consideration available to the Paying Agent.

4.5 Mergerco’s Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Section 8, concurrently with the Merger Filing, Mergerco shall deliver, if and to the extent not previously delivered, all of the following to the Company:

4.5.1 a copy of the Articles of Incorporation of Mergerco, certified as of a recent date by the Secretary of State of the State of Minnesota;

4.5.2 certificates of corporate good standing of Mergerco, issued as of a recent date by the Secretary of State of the State of Minnesota;

4.5.3 a certificate of the Secretary or an Assistant Secretary of Mergerco, dated the Closing Date, in form and substance reasonably satisfactory to the Company to the effect that (i) the Articles of Incorporation of Mergerco have not been amended or modified since the date of certification of the Secretary of State of the State of Minnesota referred to in Section 4.5.1; (ii) the resolutions of the Board of Directors of Mergerco authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein by Mergerco, as attached thereto, are in full force and effect and have not been superseded, amended or modified as of the Closing Date; and (iii) the incumbency and signatures of the officers of Mergerco executing this Agreement and any Parent Ancillary Agreement are as set forth on the certificate;

4.5.4 an opinion of counsel to Mergerco, dated the Closing Date, in a form to be attached hereto as Exhibit H; and

4.5.5 the certificate contemplated by Section 9.1, duly executed by the President or any Vice President of Mergerco.

4.6 The Company’s Deliveries. Subject to fulfillment or waiver of the conditions set forth in Section 9, concurrently with the Merger Filing the Company shall deliver (or cause to be delivered), if and to the extent not previously delivered, all of the following to Parent:

4.6.1 a copy of the Articles of Incorporation of the Company, certified as of a recent date by the Secretary of State of the State of Minnesota;

4.6.2 a certificate of good standing of the Company issued as of a recent date by the Minnesota Secretary of State;

4.6.3 a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, to the effect that (i) the Articles of Incorporation of the Company have not been amended or modified since the date of certification of the Secretary of State of the State of Minnesota referred to in Section 4.6.1; (ii) the Bylaws, as attached thereto, have not been amended or modified as of the Closing Date; (iii) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein and the resolutions of the Company’s shareholders adopting this Agreement, as attached thereto, are in full force and

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

effect and have not been superseded, amended or modified as of the Closing Date; and (iv) the incumbency and signatures of the officers of the Company executing this Agreement and any Company Ancillary Agreement are as set forth on the certificate;

4.6.4 an opinion of counsel to the Company, dated the Closing Date, in a form to be attached hereto as Exhibit I;

4.6.5 all consents, waivers or approvals, if any, obtained by the Company with respect to the consummation of the Contemplated Transactions (as defined in Section 5.4.2 below);

4.6.6 the certificate contemplated by Section 8.1, duly executed by the CEO or President of the Company;

4.6.7 the Employment Agreements, duly executed by ***;

4.6.8 the Non-Competition Agreements, duly executed by ***;

4.6.9 the Voting Agreements and Irrevocable Proxies executed by ***;

4.6.10 the Paying Agent Agreement duly executed by an executive officer of the Company;

4.6.11 the Escrow Agreement duly executed by an executive officer of the Company; and

4.6.12 such other documents as reasonably requested by the Parent.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY, FOUNDERS AND SECURITYHOLDERS.

As an inducement to Parent and Mergerco to enter into this Agreement and to consummate the transactions contemplated hereby, (i) the Company (with respect to Sections 5.1 through 5.21), (ii) each of the Founders, severally and not jointly (with respect to Section 5.22), and (iii) each of the Securityholders, severally and not jointly (with respect to Section 5.23), represent and warrant to Parent and Mergerco that, as of the date hereof (or such other dates as shall be expressly specified) and except as set forth in the Company Disclosure Schedule attached to this Agreement (which Company Disclosure Schedule shall be deemed to be representations and warranties to Parent and Mergerco by the Company under this Section 5), the statements in the following paragraphs of this Section 5 are all true and correct:

5.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 5.1, which jurisdictions are the only ones in which the ownership or leasing of its assets or the conduct of its business requires such qualification and in which jurisdictions the

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

failure to so qualify would have a Material Adverse Change on the Company. No other jurisdiction has demanded, requested or otherwise indicated that the Company is required so to qualify on account of the ownership or leasing of its assets or the conduct of its business. The Company has full power and authority to own or lease and to operate and use its assets and to carry on its business as now conducted. True and complete copies of the Company’s Articles of Incorporation and all amendments thereto and of the Bylaws of the Company, as amended to date, have been delivered to Parent.

5.2 Capitalization. The authorized capital stock of the Company consists of (i) 25,000,000 shares of Company Common Stock and (ii) 50,000,000 shares of Company Preferred Stock, no par value. As of the date hereof, 7,571,713 shares of Company Common Stock are issued and outstanding. All of the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable.

5.2.1 As of the date hereof, the Company has reserved 3,500,000 shares of Company Common Stock for issuance under the Stock Option Plan, under which Options to purchase 1,850,354 shares of Company Common Stock are issued and outstanding. Schedule 5.2.1 sets forth a true and complete list of the outstanding Options and includes with respect to each Option listed (i) the name of the Option holder, (ii) the number of shares of Company Common Stock subject to such Option, (iii) the exercise price per share for such Option, (iv) the grant date of such Option, (v) the vesting schedule and vesting acceleration provisions, if any, applicable to such Option, and (vi) whether such Option is an incentive stock option or a nonqualified stock option. All such options shall be terminated, expire or be exercised prior to the Effective Time, as provided in Section 3.5.

5.2.2 As of the date hereof, the Company has issued Warrants to purchase 987,510 shares of Company Common Stock. Schedule 5.2.2 sets forth a true and complete list of the outstanding Warrants and includes with respect to each Warrant listed (i) the name of the Warrant holder, (ii) the number of shares of company Common Stock subject to such Warrant, and (iii) the exercise price per share for such Warrant. All such warrants shall be terminated, expire or be exercised prior to the Effective Time, as provided in Section 3.5.

5.2.3 Except as set forth in this Section 5.2, there are no outstanding Options or Warrants. Except as set forth in this Section 5.2, and except for rights of first refusal held by the Company to purchase shares of its stock issued under the Stock Option Plan and rights of first refusal held by the Company and certain Shareholders under certain subscription and investment representation agreements as set forth in Schedule 5.2.3, no shares of the Company’s outstanding capital stock, or stock issuable upon exercise or exchange of any outstanding Options, Warrants or rights, or other stock issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such stock (whether in favor of the Company or any other person), pursuant to any agreement or commitment of the Company.

5.2.4 Each of the Shareholders is the beneficial and record owner, free and clear of all restrictions, options, rights to acquire, proxies, voting trusts or other Encumbrances, of the

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

shares of the Company’s Common Stock set forth next to such Shareholder’s name on Exhibit E.

5.3 Subsidiaries and Investments. The Company does not, directly or indirectly, (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity or (ii) control any corporation, partnership, joint venture or other entity.

5.4 Authority.

5.4.1 As of the Effective Time, (i) the Company has all requisite power and authority to execute, deliver and perform this Agreement and all of the Company Ancillary Agreements, (ii) the execution, delivery and performance of this Agreement and the Company Ancillary Agreements by the Company have been duly authorized and approved by the Company’s board of directors and shareholders, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Company Ancillary Agreements or the transactions contemplated hereby and thereby, and (iii) this Agreement and each of the Company Ancillary Agreements has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except in each case as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditor rights generally and general principles of equity.

5.4.2 Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements, nor the consummation of any of the transactions contemplated hereby or thereby (the “Contemplated Transactions”), nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

5.4.2.1 conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Company’s assets, under (i) the Articles of Incorporation or Bylaws of the Company, each as amended to date, (ii) any Company Agreement, or (iii) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Company is a party or any of the assets of the Company is subject or by which the Company is bound, (iii) any Court Order to which the Company is a party or any of the assets of the Company is subject or by which the Company is bound, or (iv) any Requirements of Laws affecting the Company or its assets; or

5.4.2.2 other than the Merger Filing, require a consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body on the part of the Company (the “Governmental Consents and Filings”).

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

5.5 Financial Statements. The Company has previously delivered to Parent the following financial statements prepared by the Company (the “Company Financial Statements”):

5.5.1.1 the unaudited balance sheet of the Company as of the Balance Sheet Date and the related unaudited statement of income for the ten-month period then ended (the “Company Interim Financial Statements”), attached as Schedule 5.5.1.1;

5.5.1.2 the unaudited balance sheet of the Company as of December 31, 2004 and the related unaudited statement of income for the year then ended, attached as Schedule 5.5.1.2; and

5.5.1.3 the unaudited balance sheet of the Company as of December 31, 2003 and the related unaudited statement of income for the year then ended, attached as Schedule 5.5.1.3.

5.5.2 The Company Financial Statements (i) are in accordance with the books and records of the Company, (ii) fairly present, in all material respects, the financial condition of the Company as of the respective dates indicated and the results of operations of the Company for the respective periods indicated and (iii) have been prepared in accordance with United States generally accepted accounting principles consistently applied (“GAAP”), except as indicated therein and except for the absence of complete footnote disclosure and normal year-end audit adjustments, which would not individually or in the aggregate be material.

5.6 Operations Since Balance Sheet Date. Since the Balance Sheet Date, there has been:

5.6.1.1 no Material Adverse Change, and to the Company’s knowledge, no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a Material Adverse Change in the future; and

5.6.1.2 no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking materially adversely affecting any of the Company’s assets or its business.

5.6.2 Since the Balance Sheet Date, the Company has conducted its business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, the Company has not:

5.6.2.1 sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from the Company to any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Company Balance Sheet or any assets acquired by the Company after the Balance Sheet Date, except for inventory and amounts of personal property sold or otherwise disposed of in the ordinary course of business consistent with past practice and except for Permitted Encumbrances;

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

5.6.2.2 cancelled any debts owed to or claims held by the Company (including the settlement of any claims or litigation) other than in the ordinary course of business consistent with past practice;

5.6.2.3 created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money in respect of the Company or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

5.6.2.4 accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

5.6.2.5 delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

5.6.2.6 made an issuance of any shares of its capital stock or any debt security or securities, rights, options or warrants convertible into or exercisable or exchangeable for any shares of its capital stock or debt security (other than shares of Company Common Stock issued upon exercise of Options and Warrants);

5.6.2.7 allowed the levels of raw materials, supplies, work-in-process or other materials included in the inventory of the Company to vary in any material respect from the levels customarily maintained;

5.6.2.8 made, or agreed to make, any payment of cash or distribution of assets to any Shareholder or any of the Company’s Affiliates;

5.6.2.9 instituted any increase in any compensation payable to any employee of the Company or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to any employee of the Company; or

5.6.2.10 made any change in the accounting principles and practices used by the Company from those applied in the preparation of the Company Balance Sheet and the related statements of income and cash flow for the period then ended.

5.7 No Undisclosed Liabilities. The Company is not subject to any liability (including, without limitation, unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Company Balance Sheet, other than liabilities (i) of the same general nature as those set forth in the Company Balance Sheet and any notes thereto and which were incurred after the Balance Sheet Date incurred in the ordinary course of business consistent with past practice or (ii) of the type which would not be required to be set forth on the Company Balance Sheet under GAAP.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

5.8 Taxes. The Company has filed all Tax Returns which are required to be filed, and all such Tax Returns are complete and accurate in all material respects and disclose all material Taxes required to be paid. All material Taxes owed by the Company (whether or not shown on any Tax Return) have been paid when due. None of the Company’s Tax Returns have been audited by the relevant taxing authority. There is no action, suit, investigation, audit, claim or assessment pending or, to the knowledge of the Company, proposed or threatened with respect to any Taxes of the Company. Neither the Company nor any of its Affiliates has received from any foreign, federal, state or local taxing authority (including jurisdictions where the Company or its Affiliates have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company or any of its Affiliates. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company has not waived or been requested to waive any statute of limitations in respect of Taxes. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company has withheld and paid (or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Company) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. The Company has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company is not a party to any Tax Sharing Arrangement, or any other or similar tax sharing or tax allocation agreement. The Company (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return, and (B) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no stock transfer taxes, real estate transfer taxes, or other similar taxes will be imposed on the transactions contemplated by this Agreement.

5.9 Assets.

5.9.1 Schedule 5.9.1 sets forth a list of each and every asset owned, leased or licensed by the Company, with a book value greater than $5,000, denoting which assets are owned, which are leased and which are licensed. Except as set forth on such schedule, the Company leases no machinery, equipment, vehicle or other tangible personal property owned by a third Person. The Company owns no real property. All leases of tangible personal property to which the Company is a party (i) are in good standing in all respects, and (ii) to the knowledge of the Company provide the Company with valid leasehold interests in such assets free of any Encumbrances except Permitted Encumbrances.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

5.9.2 The assets set forth in Schedule 5.9.1 constitute all the assets used by the Company which are necessary for the conduct of its business as it is currently conducted (including, but not limited to, all books, records, computers and computer programs and data processing systems) and the equipment shown in such schedule is in good and serviceable condition (subject to normal wear and tear) and is suitable for the respective uses for which such equipment is intended.

5.9.3 Schedule 5.9.3 sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, the improvements thereon, the uses being made thereof, and the location and the legal description of the real property covered by such lease or other agreement) under which the Company is lessee of, or holds or operates, any real property owned by any third Person (“Leased Real Property”). The Company has the right to quiet enjoyment of all the Leased Real Property described in such schedule for the full term of each such lease or similar agreement (and any renewal option related thereto) relating thereto, all such leases are in good standing in all material respects, and the leasehold or other interest of the Company in such Leased Real Property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances. To the Knowledge of the Company, neither the whole nor any part of any Leased Real Property is subject to any pending suit for condemnation or other taking by any public authority or other Person, and, to the knowledge of the Company, no such condemnation or other taking is threatened or contemplated.

5.9.4 The Company has good and marketable title to all owned assets set forth on the Company Balance Sheet and all of the assets thereafter acquired by it (except for such assets as have been spent, sold or transferred in the ordinary course of business since the Balance Sheet Date), free and clear of all Encumbrances, except Permitted Encumbrances. The Company is not aware of any violation, nor has it received any notice of any violation, of any zoning, building, safety or environmental ordinance, regulation or requirement or other law, bylaw or regulation applicable to the operation of owned or leased properties or assets, the violation of which could have a Material Adverse Change on the Company.

5.9.5 Schedule 5.9.5 sets forth a list of all of the cash (and cash-equivalents) now held by the Company (the “Cash Assets”), as well as a corresponding list of the financial institutions in which such Cash Assets are held, the account numbers of all of the Company’s accounts at such financial institutions, and the current balances of all such accounts. Except as set forth on such schedule, the Company has immediate access and use of all of the Cash Assets, the Cash Assets are not subject to any Encumbrance, and no other Person has access to or control over any of the accounts in which such Cash Assets are held.

5.10 Affiliate Transactions. Except as set forth in the Company Financial Statements, the Company Interim Financial Statements, or the respective notes thereto, no current director, officer or Shareholder of the Company that is an Affiliate of the Company is now, or has been during the past twenty-four (24) months, (i) a party to any transaction with the Company (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or borrowing money from,

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

or otherwise requiring payments to, any such director, officer or Affiliated shareholder of the Company or associate thereof) or (ii) to the Company’s knowledge, the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present or potential competitor, supplier or customer of the Company (other than non-affiliated holdings in publicly-held companies), nor, to the Company’s knowledge, does any such person receive income from any source other than the Company which relates to the business of, or should properly accrue to, the Company.

5.11 Governmental Permits.

5.11.1 The Company owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body (herein collectively called “Governmental Permits”) which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted. Schedule 5.11.1 sets forth a list and brief description of each such Governmental Permit. Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Parent by the Company.

5.11.2 The Company has fulfilled and performed its obligations under each of its Governmental Permits, and to the knowledge of the Company, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might reasonably be expected to adversely affect the rights of the Company under any such Governmental Permit. No notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, the Company. Each of the Company’s Governmental Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the Merger, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

5.12 Intellectual Property; Software.

5.12.1 Schedule 5.12.1 contains a list and description of all Copyrights, Patents and Trademarks (including all assumed or fictitious names under which the Company is conducting business or has within the previous five years conducted business) owned by the Company.

5.12.2 Schedule 5.12.2 contains a list and description of all software in and to which Company owns all right, title and interest, exclusive of all liens, claims and other encumbrances (“Company Owned Software”), and all software licensed to or used by the Company (“Third Party Software”) (“Company Owned Software” and “Third Party Software,” collectively, the “Software”).

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

5.12.3 Schedule 5.12.3(a) contains a list and description (showing in each case the parties thereto) of all agreements, contracts, licenses, sublicenses, assignments and indemnities to which the Company is a party and pursuant to which any Person is authorized to use (i) any Copyrights, Patents or Trademarks listed in Schedule 5.12.1, (ii) any Trade Secrets owned by the Company, or (iii) any Company Owned Software listed in Schedule 5.12.2. Schedule 5.12.3(b) contains a list and description (showing in each case the parties thereto) of all agreements, contracts, licenses, sublicenses, assignments and indemnities to which the Company is a party and pursuant to which the Company is authorized to use (i) any Third Party Software.

5.12.4 “Intellectual Property” means all Trade Secrets, Patents, Copyrights, and Trademarks that are owned by the Company and embodied in or applicable to the Company Owned Software.

5.12.5 The Company has exclusive rights in the Intellectual Property and any improvements, enhancements and additional inventions relating thereto, and the other intangible assets described as owned by the Company herein, exclusive of any liens, claims and other encumbrances, and the Company’s rights to the Intellectual Property are valid and in full force and effect. All Intellectual Property purported to be owned by Company has been validly assigned to the Company. The Company has taken all commercially reasonable measures to protect and preserve the security and confidentiality of the Intellectual Property and to vest in Company exclusive ownership of the Intellectual Property. To the Knowledge of the Company, as of the Closing (i) the Intellectual Property does not conflict with, infringe upon or otherwise violate the rights of any other Person; (ii) the Company’s use of the Intellectual Property has not conflict with, infringe upon, or otherwise violate the rights of any other Person; (iii) the Intellectual Property does not include any misappropriated proprietary information of any other Person. Notwithstanding the immediately preceding sentence, as of the Closing, the Company represents and warrants, without the Knowledge Qualification, that (a) the Intellectual Property does not conflict with, infringe upon or otherwise violate the United States Patent rights of any other Person; (b) the Company’s use of the Intellectual Property has not, conflicted with, infringed upon, or otherwise violated the United States Patent rights of any other Person. Any and all applicable federal and state registrations of trademarks, trade names or other intellectual property rights possessed by the Company have been disclosed to Parent.

5.12.6 Except as provided in Schedule 5.12.6(a), the Company owns all right, title and interest in and to the Company Owned Software, exclusive of all third party Person’s claims, liens, claims and other encumbrances, other than rights to the Company Owned Software validly licensed under the agreements listed in Schedule 5.12.3. Except as provided in Schedule 5.12.6(b), the Company Products do not include Third Party Software products or other third party rights in which the Company does not own all right, title and interest. Schedule 5.12.6(c) lists all open source technology that is incorporated in the Company Products. Upon the consummation of the transactions contemplated by this Agreement, the Software will be validly held by Buyer and may be freely licensed to any third party by the Surviving Corporation and Parent, directly and indirectly. To the knowledge of the Company, as of the Closing the Company Products are free of any significant software defect, programming, documentation error or virus, runs in a reasonable manner and conforms in all material respects to the

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

specifications thereof. Attached as Schedule 5.12.6(d) is a current list of programming projects (including, but not limited to error corrections, enhancements, modifications, and customizations) as of the Closing. The Company has made available all documentation relating to the use, maintenance and operation of the Software to Buyer, all of which is correct in all material respects. The Company Products at all times (a) record, store, process, calculate, manage manipulate and present calendar dates falling before, on and after December 31, 1999, including single-century and multi-century formulas, and (b) create, calculate, recognize, accept, display, store, retrieve, compare, sort, manipulate or process any information dependent on or relating to such dates, or otherwise provide use of dates or date-dependent or date-related data, including but not limited to, century recognition, day-of-the-week recognition, leap years, date values and interfaces of date functionalities, without loss of accuracy, functionality, data integrity and performance, and will provide that all date-related data and user interface functionalities and data fields include the indication of century. No copies of the source code of the Company Owned Software has been provided to any third party, nor is there any source code escrow for the Company Owned Software in effect except as listed in Schedule 5.12.6(e).

5.12.7 The Company has complied with all United States export regulations regarding the Company Products.

5.13 Accounts Receivable. All accounts receivable of the Company have arisen from bona fide transactions by the Company in the ordinary course of its business. To the knowledge of the Company, all accounts receivable reflected in the Company Balance Sheet (i) are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Company Balance Sheet, and (ii) are based on enforceable agreements with the Company customers, with no rights of set-offs or deductions thereunder. No Company customers related to such accounts receivable shall be entitled to terminate any agreements with the Company or any of its resellers and be entitled to any refunds, credits or nonpayment as a consequence of this Agreement or the Contemplated Transactions.

5.14 Employees and Related Agreements; ERISA.

5.14.1 Except as contemplated in this Agreement, the Company is not a party to or bound by any oral or written:

5.14.1.1 employee collective bargaining agreement, employment agreement (other than employment agreements terminable by the Company without premium or penalty on notice of 30 days or less under which the only monetary obligation of the Company is to make current wage or salary payments and provide current fringe benefits), consulting, advisory or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete;

5.14.1.2 contract or agreement with any officer, director or employee (other than employment agreements disclosed in response to Section 5.14.1.1 or excluded from the scope of Section 5.14.1.1), agent, or attorney-in-fact of the Company; or

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

5.14.1.3 stock option, stock purchase, bonus or other incentive plan or agreement.

5.14.2 The Company does not maintain, and is not required to contribute to, any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) or “welfare benefit plan” (as such term is defined in Section 3(1) of ERISA), on behalf of any of its employees.

5.14.3 There is no pending claim or, to the knowledge of the Company, threatened claim which alleges any violation of ERISA or any other law by any employee of the Company or any alleged plan participant or beneficiary against the Company employee pension benefit plan.

5.14.4 Schedule 5.14.4 contains: (i) a list of all employees or commission salespersons of the Company as of the date of this Agreement; (ii) the then current annual compensation of, and a description of the material fringe benefits (other than those generally available to employees of the Company) provided by the Company to any such employees or salespersons; (iii) a list of all present or former employees or commission salespersons of the Company paid in excess of $25,000 in calendar year 2004 or 2005 who have terminated or given notice of their intention to terminate their relationship with the Company since December 31, 2004; (iv) a list of any increase, effective after September 1, 2005, in the rate of compensation of any employees or commission salespersons if such increase exceeds 10% of the previous annual salary of such employee or commission salesperson; and (v) a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any employees or commission salespersons whose compensation as of September 1, 2005, was in excess of $25,000 per annum.

5.14.5 There are no situations with respect to the Company’s business which involved or involves (i) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (iii) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (iv) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws or (v) any investigation by the Securities and Exchange Commission or any other federal, foreign, state or local government securities agency or authority.

5.14.6 The Company does not have any foreign national employees. The Company has made no material misrepresentations to the Immigration & Naturalization Service (“INS”) or the U.S Department of Labor (“DOL”) during the course of preparing and filing immigration related documentation on behalf of its employees, and the Company has complied with all INS and DOL regulations as they relate to I-9 obligations.

5.14.7 The Company has complied with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and collective bargaining and

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. The Company believes that its relations with its employees are satisfactory. The Company is not a party to, affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving its employees. The Company is not materially affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer. Schedule 5.14.7 sets forth a description of any union organizing or election activities involving any non-union employees which have occurred since December 31, 2004 or, to the knowledge of the Company, are threatened as of the date hereof.

5.15 Material Contracts.

5.15.1 Except as set forth in Schedule 5.15.1, the Company is not a party to or bound by:

5.15.1.1 any contract for the purchase or sale of real property;

5.15.1.2 any contract for the purchase of raw materials which involved the payment of more than $5,000.00 in 2004 or 2005, which the Company reasonably anticipates will involve the payment of more than $5,000.00 in 2005 or which extends beyond December 31, 2005;

5.15.1.3 any contract for the sale of goods or services which involved the payment of more than $5,000.00 in 2004 or 2005, which the Company reasonably anticipates will involve the payment of more than $5,000.00 in 2005 or which extends beyond December 31, 2005;

5.15.1.4 any contract for the purchase, licensing or development of software;

5.15.1.5 any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract;

5.15.1.6 any guarantee of the obligations of Shareholders, customers, suppliers, officers, directors, employees, Affiliates or others;

5.15.1.7 any agreement which provides for, or relates to, the incurrence by the Company of debt for borrowed money (including, without limitation, any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing);

5.15.1.8 any contract not made in the ordinary course of business consistent with past practice involving the payment of more than $5,000.00; or

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

5.15.1.9 any other contract, agreement, commitment, understanding or instrument which is material to the Company or its business (together with the foregoing, the “Company Material Contracts”).

5.15.1.10 Each of the Company Material Contracts constitutes a valid and binding obligation of the Company, and to the Company’s knowledge, the other parties thereto, and is in full force and effect and (except for the Company Material Contracts which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions thereof) will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. The Company has fulfilled and performed its obligations under each of the Company Material Contracts, and the Company is not in, or alleged to be in, breach or default under, nor to the Company’s knowledge, is there or is there alleged to be any basis for termination of, any of the Company Material Contracts, and to the Company’s knowledge, no other party to any of the Company Material Contracts has breached or defaulted thereunder and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or by any such other party. The Company is not currently renegotiating any of the Company Material Contracts or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each of the Company Material Contracts have heretofore been delivered to Parent by the Company.

5.16 No Violation, Litigation or Regulatory Action.

5.16.1 The Company has complied with all Requirements of Laws and Court Orders, except where the failure to comply would not have a Material Adverse Change on the Company.

5.16.2 There are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company nor, to the knowledge of the Company, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which the Company is the plaintiff or claimant.

5.16.3 There is no action, suit or proceeding pending or, to the knowledge of the Company, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or any of the Company Ancillary Agreements.

5.16.4 To the knowledge of the Company, no legislative or regulatory proposal has been adopted or is pending which could reasonably be expected to materially and adversely affect the Company’s business.

5.17 Environmental Matters.

5.17.1 To the Company’s Knowledge, the Company’s operations materially comply with all applicable environmental laws.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

5.17.2 The Company has obtained all environmental, health and safety Governmental Permits necessary for its operations, and all such Governmental Permits are in good standing and the Company is in material compliance with all terms and conditions of such permits.

5.17.3 Except as set forth on Schedule 5.17.3, to the Company’s Knowledge, none of the present Company Property or operations, or the past the Company Property or operations, is subject to any on-going investigation by, order from or agreement with any Person (including without limitation any prior owner or operator of the Company Property) respecting (i) any environmental law, (ii) any remedial action or (iii) any claim of Losses and Expenses arising from the release or threatened release of a contaminant into the environment.

5.17.4 The Company is not subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any environmental law.

5.17.5 The Company has not:

5.17.5.1 reported a release of a hazardous substance pursuant to Section 103(a) of CERCLA, or any state equivalent;

5.17.5.2 filed a notice pursuant to Section 103(c) of CERCLA;

5.17.5.3 filed notice pursuant to Section 3010 of RCRA, indicating the generation of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent; or

5.17.5.4 filed any notice under any applicable environmental law reporting a substantial violation of any applicable environmental law.

5.17.6 To the Company’s knowledge, there is not now, nor has there ever been, on or in any Leased Real Property of the Company:

5.17.6.1 any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent, that requires or required a Governmental Permit pursuant to Section 3005 of RCRA;

5.17.6.2 any underground storage tank or surface impoundment or landfill or waste pile; or

5.17.6.3 any polychlorinated biphenyls (PCB) used in pigments, hydraulic oils, electrical transformers or other equipment.

5.17.7 The Company has not received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

5.17.8 To the Company’s Knowledge, no Encumbrance has attached to any Leased Real Property of the Company pursuant to any environmental law.

5.17.9 To the Company’s Knowledge, any asbestos-containing material which is on or part of any Leased Real Property of the Company is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law.

5.17.10 None of the products the Company manufactures, distributes or sells, now or in the past, contains asbestos or asbestos-containing material.

5.18 Insurance. Schedule 5.18 sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent five years with respect to each type of coverage) of all policies of insurance maintained, owned or held by the Company on the date hereof. The Company has complied with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner. The Company has delivered to Parent correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters.

5.19 Customers and Resellers. Set forth in Schedule 5.19(a) is a list of names and addresses of all of the customers of the Company Products. Set forth in Schedule 5.19(b) is a list of names, addresses and territories (exclusive and non-exclusive) of all current, prospective (to the extent currently in discussions or negotiations as of October 15, 2005) and former resellers, distributors or other remarketers and referrers of the Company Products.

5.20 Warranties. Schedule 5.20 sets forth (i) a detailed and complete description of the written warranties covering products and services sold or licensed by the Company which have not yet expired and (ii) a summary of the warranty expense incurred by the Company during each of its last two fiscal years.

5.21 No Finder. Neither the Company, nor any Shareholder nor any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

5.22 Representations and Warranties of the Founders. Each Founder makes the following representations, severally and not jointly:

5.22.1 Ownership of Outstanding Securities. Founder is the sole record and beneficial owner of the Outstanding Securities set forth opposite the Founder’s name on Exhibit E, and owns all right, title and interest in and to such Outstanding Securities free and clear of any liens, security interests or other encumbrances. Founder’s conversion of the Founder’s Outstanding Securities is not subject to any right of first refusal, co-sale right or other contractual restriction, and no consent of any third party is required in order to effect the conversion of such Outstanding Securities.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

5.22.2 Information Concerning Company. Founder has heretofore discussed the Company and its plans, operations and financial condition with the Company’s officers and has heretofore received all such information as Founder has deemed necessary and appropriate to enable the Founder to evaluate the Merger and conversion of the Outstanding Securities, and Founder has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

5.22.3 Authorization of Transaction. Founder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Founder, enforceable in accordance with its terms and conditions. Founder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body order to consummate the transactions contemplated by this Agreement.

5.22.4 Noncontravention. Neither the execution and the delivery of this Agreement by Founder, nor the consummation of the Contemplated Transactions, will: (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body to which Founder is subject; (B) conflict with, result in a breach of, constitute a default under, any agreement, contract, lease, license, instrument, or other arrangement to which Founder is a party or by which it is bound or to which any of its assets is subject; or (C) result in the imposition or creation of a lien, security interest or encumbrance upon or with respect to the Outstanding Securities owned by Founder.

5.23 Representations and Warranties of the Securityholders. Each Securityholder makes the following representations, severally and not jointly:

5.23.1 Ownership of Outstanding Securities. Securityholder is the sole record and beneficial owner of the shares of the Outstanding Securities set forth opposite the Securityholder’s name on Exhibit E, and owns all right, title and interest in and to such Outstanding Securities free and clear of any liens, security interests or other encumbrances. The conversion of such Securityholder’s Outstanding Securities in accordance with this Agreement is not subject to any right of first refusal, co-sale right or other contractual restriction, and no consent of any third party is required in order to effect the conversion of such Outstanding Securities.

5.23.2 Information Concerning Company. Securityholder has heretofore discussed or has had the opportunity to discuss the Company and its plans, operations and financial condition with the Company’s officers, and has heretofore received all such information as Securityholder has deemed necessary and appropriate to enable the Securityholder to evaluate the Merger and conversion of the Outstanding Securities, and Securityholder has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

5.23.3 Authorization of Transaction. Securityholder has full power and authority to execute and deliver a Transmittal Letter with respect to such Securityholder’s Outstanding

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Securities and to perform its obligations thereunder. Securityholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body order to consummate the transactions contemplated by the Transmittal Letter and this Agreement.

5.23.4 Noncontravention. Neither the execution and the delivery of the Transmittal Letter, nor the consummation of the Contemplated Transactions, will: (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body to which Securityholder is subject; (B) conflict with, result in a breach of, constitute a default under, any agreement, contract, lease, license, instrument, or other arrangement to which Securityholder is a party or by which it is bound or to which any of its assets is subject; or (C) result in the imposition or creation of a lien, security interest or encumbrance upon or with respect to the Outstanding Securities owned by Securityholder.

6. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO.

As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Mergerco hereby jointly and severally represent and warrant to the Company that, as of the date hereof (or such other dates as shall be expressly specified) and except as set forth in the Parent Disclosure Schedule attached to this Agreement (which Parent Disclosure Schedule shall be deemed to be representations and warranties to the Company by Parent and Mergerco under this Section 6), the statements in the following paragraphs of this Section 6 are all true and correct:

6.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Mergerco is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

6.2 Authority.

6.2.1 As of the Effective Time, (i) Parent has all requisite power and authority to execute, deliver and perform this Agreement and all of the Parent Ancillary Agreements, (ii) the execution, delivery and performance of this Agreement and the Parent Ancillary Agreements by Parent have been duly authorized and approved by Parent’s board of directors and by Parent’s shareholders, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement, the Parent Ancillary Agreements or the transactions contemplated hereby and thereby, and (iii) this Agreement and each of the Parent Ancillary Agreements has been duly authorized, executed and delivered by Parent and is the legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except in each case as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditor rights generally and general principles of equity.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

6.2.2 As of the Effective Time, (i) Mergerco has all requisite power and authority to execute, deliver and perform this Agreement and all of the Mergerco Ancillary Agreements, (ii) the execution, delivery and performance of this Agreement and the Mergerco Ancillary Agreements by Mergerco have been duly authorized and approved by Mergerco’s board of directors and sole shareholder, and no other corporate proceedings on the part of Mergerco are necessary to authorize this Agreement, the Mergerco Ancillary Agreements or the transactions contemplated hereby or thereby, and (iii) this Agreement and each of the Mergerco Ancillary Agreements has been duly authorized, executed and delivered by Mergerco and is the legal, valid and binding agreement of Mergerco enforceable against Mergerco in accordance with its terms, except in each case as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditor rights generally and general principles of equity.

6.2.3 Neither the execution or delivery of this Agreement, or any of the Parent Ancillary Agreements or Mergerco Ancillary Agreements, the consummation of any of the Contemplated Transactions nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

6.2.3.1 conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of Parent’s or Mergerco’s assets under, (i) the Articles of Incorporation or Bylaws of Parent, each as amended to date, or the Articles of Incorporation or Bylaws of Mergerco, each as amended to date, (ii) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which either Parent or Mergerco is a party or any of their respective assets is subject or by which either Parent or Mergerco is bound, (iii) any Court Order to which either Parent or Mergerco is a party or any of their respective assets is subject or by which either Parent or Mergerco is bound, or (iv) any Requirements of Laws affecting Parent or Mergerco or their respective assets; or

6.2.3.2 other than the Merger Filing, require a consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Parent or Mergerco.

6.3 No Finder. If any finder has been retained by either Parent and Mergerco, Parent and Mergerco are solely obligated to pay any fee or commission to any broker, finder or intermediary retained by such entities for or on account of the transactions contemplated by this Agreement.

6.4 Investment. Neither Parent nor Mergerco, nor any shareholder nor any Person acting on their behalf is acquiring the Company Common Stock with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

7. COVENANTS.

7.1 Mutual.

7.1.1 Cooperation. Until the Closing or early termination of this Agreement, each of Parent, Mergerco, Company and the Founders, respectively, shall use its commercially reasonable efforts in good faith to perform and fulfill, or cause to be fulfilled, all conditions and obligations to be fulfilled, or performed by it hereunder, to the end that the transactions contemplated hereby will be fully and timely consummated.

7.1.2 No Negotiations. During the term of this Agreement, Parent, Mergerco, Company, the Founders, and each officer, director, employee, consultant, advisor, agent or investment banker of Parent, Mergerco and Company, respectively, shall not, directly or indirectly, initiate, solicit or continue discussions with, engage in negotiations with, or provide any information to any corporation, partnership, person or other entity or group involving the possible sale, directly or indirectly, transfer or joint venture of any part of the business or the stock or assets of Company to any person or entity (collectively, an “Alternative Transaction”) other than as contemplated herein. Each of Company, Parent and Mergerco shall cease immediately all discussions and negotiations that may have occurred prior to the date of this Agreement regarding any Alternative Transaction. Each of Company, Founders, Parent and Mergerco shall notify the other parties hereto immediately of any such Alternative Transaction or any inquiry, proposal or offer relating thereto.

7.1.3 Further Assurances. Each of Parent, Mergerco and the Company will use its commercially reasonable efforts to have all present officers and directors of Parent, Mergerco and the Company execute whatever minutes of meetings or other instruments and take whatever action as may be necessary or desirable to effect, perfect or confirm of record of otherwise, in the Surviving Corporation, full right, title and interest in and to the business, properties and assets now conducted or owned by the Company, free and clear of all Encumbrances, or to collect, realize upon, gain possession of, or otherwise acquire full right, title and interest in and to such business, properties and assets, or to carry out the intent and purposes of the Contemplated Transactions.

7.1.4 Public Announcements. Parent, Mergerco, the Company, and Founders will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Contemplated Transactions, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation; provided that Parent may disclose information regarding the proposed transaction without the consent of the Company if and as required by applicable law or regulation, provided that the Company will provide written notice of such disclosure to the Company as with as much advance notice as is practicable.

7.2 By Company.

7.2.1 Access. Until the Closing, the Company shall give Parent and Mergerco, and their attorneys, accountants and other authorized representatives (the “Parent Representatives”) complete access, upon reasonable notice and at reasonable times, to the

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Company’s offices, suppliers, employees, business and financial records, contracts, business plans, budgets and projections, agreements and commitments and other documents and information. In order that Parent and Mergerco may have full opportunity to make such examination and investigation as they may desire of the Company with all such information as the Parent Representatives may reasonably request and cause the respective officers, employees, consultants, agents, accountants and attorneys of the Company to cooperate fully with the Parent Representatives in connection with such review and examination and to make full disclosure to the Parent Representatives of all material facts regarding the financial condition and the operation, and properties of the Company.

7.2.2 Insurance. Until the Closing, the Company shall maintain with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is consistent with past practices.

7.2.3 Compliance with Laws. Until the Closing, the Company shall conduct its operations in compliance with all applicable Requirements of Laws.

7.2.4 Keeping of Books and Records. Until the Closing, the Company shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions and in which all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its operations shall be made.

7.2.5 Conduct of Business. Prior to the Effective Time, unless Parent shall have consented in writing thereto, Company:

7.2.5.1 shall conduct its operations in the ordinary course of business in substantially the same manner as heretofore conducted;

7.2.5.2 shall use its commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees, and maintain satisfactory relationships with those persons having business relationships with it;

7.2.5.3 except as otherwise contemplated hereby, shall not amend its Articles of Incorporation or By-laws;

7.2.5.4 shall promptly notify the Parent of any Material Adverse Change;

7.2.5.5 shall not (a) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and listed on Schedule 5.2.2 or Schedule 5.2.3, respectively, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, (b) grant, confer or award any option, warrant, conversion right or other right to acquire any shares of its capital stock not existing on the date hereof and listed on Schedule 5.2.2 or Schedule 5.2.3, respectively, (c) except as otherwise provided for in this Agreement or as required under the applicable governing document, accelerate the vesting or exercisability of any option, warrant, conversion right or

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

other right to acquire any shares of its capital stock, (d) increase any compensation or enter into or amend any employment agreement with any of its present or future officers, directors or employees, (e) adopt any employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any respect or (f) sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, except in the ordinary course of business;

7.2.5.6 shall not (a) incur or obligate itself to incur any capital expenditure in excess of $1,000, incur any long-term indebtedness in addition to that outstanding on the date hereof or any other indebtedness or liability other than pursuant to existing credit agreements or in the Ordinary Course of Business; (b) make any loans, advances or capital contributions to, or investments in, any other person, other than travel or other advances to employees consistent with past practice; or (c) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations of any other Person, except to endorse checks for collection or deposit in the Ordinary Course of Business;

7.2.5.7 declare or pay any dividend or distribution on any shares of its capital stock; or

7.2.5.8 agree in writing or otherwise to take any of the foregoing actions or any action that would make any representation or warranty in this Agreement untrue or incorrect as of the date hereof or as of the Effective Time, as if made as of such time.

7.2.6 Litigation. Until the Closing, Company will promptly notify Parent of any lawsuits, claims, proceedings or investigations which are threatened or commenced against or by Company, or against any employee, consultant or director of Company.

7.2.7 Continued Effectiveness of Representations and Warranties. From the date hereof up to and including the Closing Date, (a) Company will conduct its operations in a manner such that the representations and warranties contained herein (other than those representations and warranties that, by their terms, speak only as of a specific date or dates) shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, except for changes and events arising as a consequence of the Transactions, or actions in the Ordinary Course of Business after the date hereof which would not have a Material Adverse Change; and (b) Company will advise Parent promptly in writing of any condition or circumstance occurring from the date hereof up to and including the Closing Date which could cause any representations or warranties of Company to become untrue.

7.2.8 General Covenants. Following the execution of this Agreement, Company and the Founders agree:

7.2.8.1 To each use their commercially reasonable efforts to cause the conditions set forth in Section 8 hereof to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof;

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

7.2.8.2 To cooperate fully with Parent and Mergerco in preparing, filing, prosecuting, and taking any other actions which are or may be reasonable and necessary to obtain the consent of any Governmental Authority or any third party to accomplish the transactions contemplated by this Agreement;

7.2.8.3 To deliver such other instruments of title, certificates, consents, endorsements, assignments, assumptions and other documents or instruments, in form reasonably acceptable to Parent and Mergerco and its counsel, as may be reasonably necessary to carry out and/or to comply with the terms of this Agreement and the transactions contemplated herein;

7.2.8.4 To confer on a regular basis with Parent and Mergerco, report on material operational matters and promptly advise the other orally and in writing of any Material Adverse Change to Company or which would cause or constitute a material breach of any of the representations, warranties or covenants of Company and/or Founders contained herein; and

7.2.8.5 To promptly provide the Parent and Mergerco (or its counsel) with copies of all other filings made by Company with any Governmental Body in connection with this Agreement or the transactions contemplated hereby.

7.2.9 Covenants Relating to Tax Matters.

7.2.9.1 Without the prior written consent of Parent, neither the Company nor any of its Affiliates shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Affiliates, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Affiliates, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Affiliates for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Affiliates existing on the Closing Date.

7.2.9.2 Parent shall prepare or caused to be prepared and file or caused to be filed all Tax Returns for the Company and its Affiliates which are required to be filed after the Closing Date.

7.2.9.3 Any Tax refunds that are received by Parent or Company, and any amounts credited against Tax to which Parent or Company becomes entitled, in each case that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Securityholders, and Parent shall pay over to the Securityholders, in accordance with their Percentage, any such refund or the amount of any such credit within fifteen (15) days after receipt of entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to Parent or Company of any amount accrued on the Company Balance Sheet, Parent shall pay such amount to

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Securityholders, in accordance with their Percentage, within fifteen (15) days after receipt or entitlement thereto.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGERCO

The obligations of Parent and Mergerco hereunder, including to cause the Merger Filing, are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Parent and Mergerco in writing signed on behalf of Parent and Mergerco by Parent’s CEO or President):

8.1 No Misrepresentation or Breach of Warranties. None of the representations and warranties of the Company set forth in Section 5 shall be untrue or incorrect in any respect (in the case of any representation or warranty containing any materiality qualification) or in any material respects (in the case of any representation and warranty without any materiality qualification) as of the date of this Agreement (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall not be untrue or incorrect, and such representations and warranties that are not qualified as to materiality shall not be untrue or incorrect in any material respect, on and as of such specified date or dates). There shall have been delivered to Parent and Mergerco a certificate or certificates to such effect, dated the Closing Date and signed on behalf of the Company by the CEO or President of the Company.

8.2 No Restraint or Litigation. (i) No order shall have been entered in any Action before any Governmental Body, and no preliminary or permanent injunction by a court of competent jurisdiction shall have been issued and remain in effect, that would have the effect of (a) making the exchange of Company Common Stock for the Merger Consideration pursuant to this Agreement illegal, or (b) otherwise making the consummation of the Merger illegal; and (ii) no Action shall be pending before any Governmental Body or any such court against the Company, Parent or Mergerco that challenges the legality or validity of this Agreement, the Merger or any of the Contemplated Transactions or seek damages or any other remedy in connection therewith (other than in connection with the exercise of dissenters rights).

8.3 Necessary Governmental Approvals. The parties shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the Contemplated Transactions which are required to be obtained prior to the Effective Time by applicable Requirements of Laws.

8.4 Necessary Consents. The Company shall have received consents, in form and substance reasonably satisfactory to Mergerco and Parent, to the Merger and other transactions contemplated hereby from the other parties to all contracts, leases, agreements and permits to which the Company is a party or by which the Company or any of its assets is affected and which are specified in Schedule 8.4 to the Company Disclosure Schedule.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

8.5 Tax Returns. The Company shall have filed all state and federal Tax Returns that are due for all periods prior to the Closing Date.

8.6 Shareholder Approval. The Company shall have received approval of the Merger and other Contemplated Transactions from the holders of at least 70% of the Company’s Common Stock.

8.7 Dissenters. Holders of no more than 10% of the aggregate amount of issued and outstanding shares of Company Common Stock shall have exercised, or shall have any continued right to exercise, dissenters’ rights under the MBCA.

8.8 Employment Agreements. Each of *** shall have duly executed and delivered the Employment Agreements.

8.9 Non-Competition Agreements. Each of *** shall have duly executed and delivered the Non-Competition Agreements.

8.10 [Reserved].

8.11 Waivers. All rights of refusal to purchase any Securityholder’s equity interest in the Company has been waived by a written instrument agreed to in form by the parties hereto.

8.12 Deliveries Relating to Company Products. A complete copy of all Company Owned Software, source code and object code, and all user and technical documentation, including all prior, current and in-development versions and releases, for the Company Products have been delivered to Parent.

8.13 Escrow Agreement. A mutually agreed to Escrow Agreement is entered into by the respective parties in accordance with Section 10.2.2.

8.14 Paying Agent Agreement. A mutually agreed to Paying Agent Agreement is entered into by the respective parties.

8.15 No Material Adverse Change. From the date of execution of this Agreement through the Effective Time:

8.15.1 The Company shall have continued its business in the ordinary course, consistent with past practice (other than actions taken in furtherance of the Contemplated Transactions or at the request of Parent in connection therewith); and

8.15.2 There shall have occurred or exist no event having a Material Adverse Change on the Company.

8.16 No Material Change to Capitalization of Company. No material change to the capitalization of the Company shall have occurred.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

9. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.

The obligations of the Company hereunder, including to cause the Merger Filing, are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by the Company in writing signed on behalf of the Company by the Company’s President or any Vice President of the Company):

9.1 No Misrepresentation or Breach of Warranties. None of the representations and warranties of Parent or Mergerco set forth in Section 6 shall be untrue or incorrect in any respect (in the case of any representation or warranty containing any materiality qualification) or in any material respects (in the case of any representation and warranty without any materiality qualification) as of the date of this Agreement (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall not be untrue or incorrect, and such representations and warranties that are not qualified as to materiality shall not be untrue or incorrect in any material respect, on and as of such specified date or dates). There shall have been delivered to the Company a certificate or certificates to such effect, dated the Closing Date and signed on behalf of Parent by the CEO or President of Parent and on behalf of Mergerco by the CEO or President of Mergerco.

9.2 Necessary Governmental Approvals. The parties shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby which are required to be obtained prior to the Effective Time by applicable Requirements of Laws.

9.3 Escrow Agreement. A mutually agreed to escrow agreement is entered into by the respective parties in accordance with Section 10.2.2.

9.4 Paying Agent Agreement. A mutually agreed to Paying Agent Agreement is entered into by the respective parties.

9.5 Employment Agreements. Parent or the Surviving Corporation shall have duly executed and delivered Employment Agreements to each of ***.

9.6 Payment of Accrued Liabilities. Parent shall pay in full on the Closing Date, by wiring to the Paying Agent (unless otherwise agreed to by the parties) for distribution such sum as is sufficient to pay the same, all accrued liabilities of the Company that are due and payable as of the Closing Date and set forth on Schedule 9.6.

10. INDEMNIFICATION.

10.1 Survival of Representations and Covenants.

10.1.1 All representations and warranties of the Company and each of the Founders, severally, contained in this Agreement and the other agreements, certificates and documents contemplated hereby will remain operative and in full force and effect, regardless of

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the first anniversary of the Closing Date; provided, however, that the representations and warranties of the Company and each of the Founders stated in Section 5.12 (Intellectual Property; Software) will remain operative and in full force and effect for a period of *** (***) months following the Closing Date and the representations and warranties of the Company contained in Section 5.8 (Taxes) will remain operative and in full force and effect until the expiration of the applicable statute of limitations for examination of any Company Tax Returns (as such statutes of limitation may be extended by reason of any such Tax Returns having been filed later than the due date therefor pursuant to extensions), or for claims against the Company in respect of such Tax Returns. Also, the representations and warranties of the Founders made in Section 5.22 will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to the Merger, until the expiration of the applicable statute of limitations for claims against such Founders arising out of a breach of such representations and warranties.

10.1.2 All representations and warranties of Parent and Mergerco contained in this Agreement and the other agreements, certificates and documents contemplated hereby will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the first anniversary of the Closing Date.

10.1.3 All covenants of the parties and all rights of the Parent Group Members with respect to Excluded Claims (whether or not arising out of any breach of representation or warranties) will survive until the expiration of the applicable statute of limitations for claims against parties making such covenants arising out of a breach of such covenants.

10.1.4 The date of expiration set forth above for an Indemnified Person’s right to seek recovery of Losses and Expenses for a particular claim for indemnification hereunder (“Claim”) shall be referred to as the “Release Date” for such Claim.

10.2 Indemnification by the Securityholders.

10.2.1 Subject to the limitations set forth in this Section 10, the Securityholders shall severally, and not jointly, indemnify and hold harmless each Parent Group Member from and against any and all Losses and Expenses incurred by such Parent Group Member in connection with or arising from:

10.2.1.1 the breach of any representation or warranty of the Company and the Founders contained in this Agreement and the other agreements, certificates and documents contemplated hereby;

10.2.1.2 the breach of any post-Closing covenant of the Company contained in this Agreement and the other agreements, certificates and documents contemplated hereby;

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

10.2.1.3 any breach of any representation or warranty of a Securityholder set forth in Section 5.23 of this Agreement or the other agreements, certificates and documents contemplated hereby; provided, however, that only such Securityholder whose conduct gave rise to such breach shall be liable for the indemnification obligations arising under this Section 10.2.1.3;

10.2.1.4 any failure by the Company to provide for the termination, expiration or exercise of all outstanding warrants prior to or upon the Effective Time; and

10.2.2 Indemnity Escrow Fund. On or prior to the Closing Date, a portion of the Cash Consideration equal to *** Dollars ($***) will be deposited in an interest-bearing escrow account (the “Indemnity Escrow Fund”) with an Escrow Agent for a period of *** (***) months commencing on the Closing Date pursuant to the terms and conditions of an Escrow Agreement.

10.3 Indemnification by Parent and the Surviving Corporation. Subject to the limitations set forth in this Section 10, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Securityholder Group Member from and against any and all Losses and Expenses incurred by such Securityholder Group Member in connection with or arising from:

10.3.1 the breach of any representation or warranty of Parent or Mergerco contained in this Agreement and the other agreements, certificates and documents contemplated hereby;

10.3.2 the breach of any post-Closing covenant of Parent or Mergerco contained in this Agreement and the other agreements, certificates and documents contemplated hereby.

10.3(a) Tax Matters. The following provisions shall govern the allocation of responsibility as between Parent and the Securityholders for certain tax matters following the Closing Date:

10.3(a).1 The Securityholders shall severally, and not jointly, indemnify and hold harmless each Parent Group Member from and against any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i), (ii) and (iii) above, Securityholders shall be liable only to the extent that such Taxes are in excess of the

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amount, if any, reserved for such Taxes on the Company Balance Sheet. The Securityholders shall reimburse Parent for any Taxes of the Company which are the responsibility of Sellers pursuant to this Section 10.3 within fifteen (15) business days after payment of such Taxes by Parent or the Company.

10.3(a).2 In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

10.3(a).3 Parent, the Surviving Corporation, and the Securityholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Securityholders agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Securityholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Parent or the Surviving Corporation reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Parent or the Surviving Corporation so requests, the Securityholders shall allow the Parent or the Surviving Corporation to take possession of such books and records. Parent and Securityholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

10.4 Notice of Claims; Procedure.

10.4.1 If any Parent Group Member (with respect to Section 10.2) or any Securityholder Group Member (with respect to Section 10.3) believes that it has suffered or incurred any indemnifiable Loss or incurred any indemnifiable Expense, such Parent Group Member or Securityholder Group Member, as the case may be (the “Indemnified Person”), shall direct Parent, in the case of a Parent Group Member, or the Securityholders’ Representative, in the case of a Securityholder Group Member (as applicable, the “Indemnitee Representative”) to so notify the parties obligated to provide indemnification to such Indemnified Person (the “Indemnitors”) (which in the event such notice is given by Parent, shall be given to the Securityholders’ Representative, and which in the event such notice is given by

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the Securityholders’ Representative, shall be given to Parent (as applicable, the “Indemnitor Representative”)) promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity to the extent reasonably practicable and containing a reference to the provisions of this Agreement, and any other agreements, certificates and documents contemplated hereby in respect of which such Loss or Expense shall have occurred (such written notification being sometimes hereinafter referred to as the “Claim Notice”); provided, however, that an omission by the Indemnified Person to give notice as provided herein shall not relieve the Indemnitor of its indemnification obligation under this Section 10 except (i) to the extent that such omission results in a failure of actual notice to the Indemnitor and such Indemnitor is materially damaged or prejudiced as a result of such failure to give notice, or (ii) if the Indemnitee Representative Person fails to give notice to the Indemnitor Representative prior to the applicable Release Date. If any Action is instituted by a third party that is based upon or includes facts or assertions that would, if true, give rise to indemnification rights under this Section 10 (“Third-Party Claim”) with respect to which any Indemnified Person intends to claim any liability or expense as Loss or Expense under this Section 10, such Indemnitee Representative shall promptly notify the Indemnitor Representative of such Action as specified in this Section 10.4.1.

10.4.2 Any Claim Notice received by the Indemnitor Representative pursuant to Section 10.4.1 will be resolved as follows:

10.4.2.1 In the event that, within thirty (30) calendar days after a Claim Notice is received by the Indemnitor Representative, the Indemnitor Representative does not contest such Claim Notice in writing to the Indemnitee Representative as provided in Section 10.4.2.2 (an “Uncontested Claim”), the Indemnitor Representative will be conclusively deemed to have consented to the recovery by the Indemnified Persons of the full amount of Losses and Expenses specified in the Claim Notice in accordance with this Section 10 (subject to the limitations on liability set forth herein) and, without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnitors for such amount in any court having jurisdiction over the matter where venue is proper.

10.4.2.2 In the event that the Indemnitor Representative gives the Indemnitee Representative written notice contesting all or any portion of a Claim Notice (a “Contested Claim”) within the thirty-day period specified in Section 10.4.2.1, then such Contested Claim will be resolved by either (i) a written settlement agreement executed by the Indemnitor Representative and the Indemnitee Representative or (ii) in the absence of such a written settlement agreement, by binding arbitration between the Indemnitor Representative and the Indemnitee Representative in accordance with the terms and provisions of Section 10.4.2.3.

10.4.2.3 Any Contested Claim that is not resolved in accordance with Section 10.4.2.2(i) will be submitted to mandatory, final and binding arbitration in accordance with the terms and provisions of Section 11.15 (Dispute Resolution). To the extent that the Final Award (as defined in Section 11.15) determines that any Indemnified Person has actually incurred Losses and Expenses in connection with the Contested Claim through the date of the Final Award (“Incurred Losses”), the Final Award will set forth and award to the Indemnified

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Persons the amount of such Incurred Losses. Upon issuance and delivery of the Final Award as provided in this Agreement, the Indemnified Persons will immediately be entitled to recover the amount of any Incurred Losses determined and awarded to the Indemnified Persons under such Final Award, and such Incurred Losses will be deemed to be owed to the Indemnified Persons for purposes of this Agreement.

10.4.2.4 If a Claim (including a Contested Claim) is settled by a written settlement agreement executed by the Indemnitee Representative and the Indemnitor Representative (a “Settled Claim”), then the parties will resolve such Settled Claim as provided in such settlement agreement.

10.5 Defense of Third-Party Claims.

10.5.1 Subject to the terms and conditions of this Agreement, the Indemnitor Representative will have the obligation, at the Indemnitor Representative’s sole cost and expense, to assume and control the defense of all Indemnified Persons against a Third-Party Claim with reputable legal counsel of the Indemnitor Representative’s choice that is reasonably satisfactory to the Indemnitee Representative. The Indemnitor Representative shall notify the Indemnitee Representative in writing within ten days after the Claim Notice for the Third-Party Claim has been given to the Indemnitor Representative that the Indemnitor Representative has undertaken such defense. In conducting the defense of such Third-Party Claim, (A) the Indemnitor Representative shall conduct the defense of the Third-Party Claim actively and diligently; and (B) the legal counsel chosen by the Indemnitor Representative shall not have any conflict of interest in representing the interests of any of the Indemnified Persons. Notwithstanding the foregoing, the Indemnitor Representative may notify the Indemnitee Representative that the Indemnitors decline to defend a Claim (other than an Excluded Claim, which the Securityholders’ Representative shall be obligated to defend, except where doing so would create a conflict of interest), in which event the Indemnitee Representative shall have the rights provided in Section 10.5.3 hereof.

10.5.2 So long as the Indemnitor Representative is conducting the defense of the Third-Party Claim in accordance with Section 10.5.1 above: (A) each Indemnified Person may retain separate co-counsel and participate in the defense of the Third-Party Claim at its own cost and expense (except as provided below); (B) the Indemnitee Representative will have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Indemnitee Representative does not adversely affect any privilege; (C) the Indemnitee Representative may participate in settlement negotiations with respect to the Third-Party Claim; and (D) the Indemnitor Representative will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim unless (1) the Indemnitee Representative consents thereto in writing (which consent will not unreasonably be withheld) or (2) the settlement, compromise or consent includes an unconditional release from all liability with respect to the Third-Party Claim in favor of each Indemnified Person.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

10.5.3 If the Indemnitor Representative fails or refuses to assume control of or otherwise participate in the defense or settlement of any Third-Party Claim, or does so undertake defense of such Third-Party Claim, but any of the conditions in Section 10.5.1 above is not satisfied or becomes unsatisfied, then the Indemnitee Representative may, in addition to any and all other rights and remedies the Indemnitees may have arising out of such breach, control the defense of and consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim, provided, however, that the Indemnitor Representative (1) shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim so long as the receipt of such documents by the Indemnitor Representative does not adversely affect any privilege, and (2) may participate in settlement negotiations with respect to the Third-Party Claim. Should the Indemnitee Representative so assume control of the defense of any Third-Party Claim: (A) the Indemnitee Representative shall employ reputable legal counsel of its choice; (B) the Indemnitee Representative shall conduct the defense of the Third-Party Claim actively and diligently; (C) the costs and expenses incurred by the Indemnitee Representative in connection with such defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) will be included in the Losses and Expenses for which the Indemnified Persons may seek indemnity pursuant to a Claim made hereunder; and (D) the Indemnitors will remain responsible to indemnify all Indemnified Persons for all Losses and Expenses they may incur arising out of, resulting from or caused by the Third-Party Claim to the fullest extent provided in this Section 10. In the event that, having assumed defense of any Third-Party Claim, the Indemnitee Representative intends to settle any such Claim, the Indemnitee Representative shall give the Indemnitor Representative notice of such settlement, describing the terms thereof, not less than ten (10) days prior to entering into such settlement. Unless the Indemnitor Representative shall have given written notice to the Indemnitee Representative within such ten (10) day period that the Indemnitor Representative intends to assume defense of such Third-Party Claim, and in fact assumes defense of such Claim at the sole cost and expense of the Indemnitor Representative, the Indemnitor Representative shall be deemed to have approved such settlement.

10.6 Limitations on Indemnification Liability.

10.6.1 No Claim may be asserted or brought by an Indemnitee Representative after the applicable Release Date; provided that if any Claim Notice is given by the Indemnitee Representative prior to the applicable Release Date, the Indemnified Persons’ right to indemnification in respect of the Claims specified in such Claim Notice (i) shall continue until such Claims are finally resolved according to the terms hereof and all amounts, if any, payable hereunder in respect of those Claims are finally determined, and (ii) shall extend to all Losses and Expenses that are the subject of that indemnification obligation, whether incurred before or after such Claim Notice is given.

10.6.2 The indemnification provided for in this Section 10 will not apply unless and until the aggregate Losses and Expenses for which the Parent Group Members or Securityholder Group Members seeks or has sought indemnification hereunder exceeds a cumulative aggregate of $*** (the “Deductible”), in which event the Indemnitors will be liable to indemnify the Indemnified Persons for all Losses and Expenses incurred in excess of the

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Deductible; provided, however, the provisions of this Section 10.6.2 shall not apply with respect to any Claim by any Parent Group Member for indemnification pursuant to this Section 10 for any Losses and Expenses (i) arising out of or caused by fraud or intentional misrepresentation on the part of the Company or any Founder or (ii) relating to Taxes for which the Parent Group Members are entitled to indemnification under Section 10.3(a) (each, an “Excluded Claim”), and the Parent Group Members shall have the right to seek indemnification hereunder for any Losses and Expenses incurred or suffered in connection with any such Excluded Claim from the first dollar of such Losses and Expenses.

10.6.3 Notwithstanding anything in this Agreement to the contrary, the aggregate liability of the Securityholders, on the one hand, or the Parent Group Members, on the other hand, under this Section 10 for Losses and Expenses (excluding any Excluded Claims by any of the Parent Group Members) arising out of (i) the breach of any representation or warranty of such party contained in this Agreement and the other agreements, certificates and documents contemplated hereby, and (ii) the breach of any post-Closing covenant of such party contained in this Agreement and the other agreements, certificates and documents contemplated hereby (collectively with the matters in clause (i), “Representation and Covenant Breaches”) shall in no event exceed the Merger Consideration. Provided, further:

10.6.3.1 The aggregate liability of the Securityholders for Losses and Expenses arising out of or caused by the breach of the representations and warranties of the Company contained in Section 5.12 (Intellectual Property; Software), excluding claims for fraud or intentional misrepresentation, shall in no event exceed an initial cap of *** Dollars ($***), which cap will be amortized and reduced on a straight-line basis monthly over a period of eighteen (18) months from the Closing Date.

10.6.3.2 The aggregate liability of the Securityholders under this Section 10 for Losses and Expenses arising out of any Excluded Claim shall not be subject to the foregoing limitations on liability.

10.6.4 The personal liability of any individual Securityholder for any Losses or Expenses for which the Securityholders are liable under this Section 10 shall be limited to such Securityholder’s Percentage of such Losses or Expenses. “Percentage” shall mean a percentage (calculated as of the Closing Date) equal to (i) the number of Outstanding Securities held by a Securityholder, divided by (ii) the total number of Outstanding Securities; provided, however, that in the event of any Losses or Expenses under Section 10.2.1.3, the Securityholder whose conduct gave rise to such Losses or Expenses shall bear 100% of the liability for such Losses or Expenses, subject to the terms of this Section 10.

10.6.5 The Parent Group Members shall not proceed directly against the Securityholders for indemnification hereunder until the Indemnity Escrow Fund has been exhausted.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

10.6.6 Except for Excluded Claims, the sole and exclusive remedy of the Parent Group Members for indemnification Claims under this Section 10 shall be a claim against the Securityholders for recovery of the Merger Consideration.

10.6.7 Any claim against any Securityholder, Parent or the Surviving Corporation hereunder related to any of the matters for which indemnification is available pursuant to this Section 10 shall be made solely according to the terms and conditions of this Section 10.

10.7 Characterization of Indemnity Payments. The parties hereto agree that any indemnification payments made (and/or any payments or adjustments) under this Agreement shall be treated for all Tax purposes as an adjustment to the aggregate consideration paid by Parent pursuant to the Merger, unless otherwise required by applicable law.

10.8 Securityholders’ Representative. Each Securityholder shall have entered into an agreement designating the Securityholders’ Representative as the representative of the Securityholder and as the attorney-in-fact and agent for and on behalf of each Securityholder with respect to Claims under this Section 10 or Disputes (as defined in Section 11.14) and the taking by the Securityholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by the Securityholders under this Agreement, including the exercise of the power to: (a) agree to, negotiate, enter into settlements and compromises of, demand arbitration of and comply with orders of courts and awards of arbitrators with respect to, such Claims or Disputes; (b) arbitrate, resolve, settle or compromise any Claim made pursuant to this Section 10 or any Dispute; and (c) take all actions necessary in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing. The Securityholders’ Representative will have authority and power to act on behalf of each Securityholder with respect to the disposition, settlement or other handling of all Claims under this Section 10 and all rights or obligations arising under this Section 10 and all Disputes. The Securityholders will be bound by all actions taken and documents executed by the Securityholders’ Representative in connection with this Section 10, and Parent will be entitled to rely on any action or decision of the Securityholders’ Representative.

11. GENERAL PROVISIONS.

11.1 Fees and Expenses. Each of the parties shall bear its own costs and expenses (including the fees and disbursements of their counsel, accountants and other financial, legal, accounting or other advisors, incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby) (collectively, “Transaction Expenses”). The Securityholders shall be responsible for payment of any and all Transaction Expenses incurred by them in connection with the Merger, including but not limited to costs related to the appointment, indemnification and reimbursement of the Securityholders’ Representative.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

11.2 No Public Announcement. No party hereto shall, without the approval of all of the other parties, make any press release or other public announcement concerning the Merger and other transactions contemplated by this Agreement, except to the extent that the Company shall be so obligated by law, in which case such party shall so advise Parent of such determination and the basis therefor and will either prepare a joint statement with Parent for public release or will permit Parent to review and approve the content of such announcement not less than 24 hours prior to its release by the Company; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement.

11.3 Notices. All notices, requests, demands, consents, approvals, designations and other communications called for or contemplated by this Agreement shall be in writing and shall be deemed given to the party to whom addressed (i) when delivered to such party by hand or by facsimile transmission, (ii) one business day after being sent to such party by overnight courier, or (iii) three business days after being sent to such party by registered or certified mail (return receipt requested, postage prepaid), in each case at the following address, or at such other address as such party may designate by notice in the manner aforesaid:

(a) If to Parent or Mergerco:

BakBone Software, Inc.
9540 Towne Center Drive
Suite 100
San Diego, CA 92121 Attention: James R. Johnson

Chief Executive Officer
Facsimile:	(858) 795-7685

with copies to:

BakBone Software, Inc.
9540 Towne Center Drive
Suite 100
San Diego, CA 92121

Attention:	John Fitzgerald
Chief Financial Officer
Facsimile:	(858) 450-7150

And to:

Alschuler Grossman Stein & Kahan LLP
1620 26th Street
Fourth Floor, North Tower
Santa Monica, California 90404

Attention:	Paul S. Anik, Esq.
Facsimile:	310-907-2000

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(b) If to the Securityholders’ Representative:

***

Facsimile:	(952) 933-2551

with a copy to:

Lindquist & Vennum P.L.L.P.
4200 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402

Attention:	Jeffrey N. Saunders, Esq.
Facsimile:	612-371-3207

or to such other address and/or addressee as such party may indicate by a notice delivered to the other parties hereto.

11.4 Successors and Assigns; No Third-Party Beneficiaries.

11.4.1 The rights of each party under this Agreement shall not be assignable by such party prior to the Effective Time without the written consent of each of the other parties. Following the Effective Time, any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

11.4.2 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of Parent, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Except as otherwise expressly provided in this Agreement, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Securityholder or other Person other than (i) the parties hereto and their successors and permitted assigns, and (ii) the Securityholders’ Representative, in his capacity as such, any right, remedy or claim under or by reason of this Agreement or the transactions contemplated hereby.

11.5 Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein, together with the Confidentiality and Nondisclosure Agreement entered into between Parent and the Company in connection with this Agreement, and the documents delivered pursuant hereto, including without limitation, the Non-Competition Agreements, contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein; and such agreements and other documents supersede all prior agreements and understandings between or among any of the parties hereto, including without limitation the letter of intent executed by the parties on or about of September 16, 2005 by and among Parent and the Company (which is hereby terminated). This Agreement shall not be

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amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

11.6 Rules of Construction. Whenever in this Agreement the context so suggests, references to the masculine shall be deemed to include the feminine and the neuter, references to the singular shall be deemed to include the plural, and references to “or” shall be deemed to be disjunctive but not necessarily exclusive. No provision of this Agreement shall be construed in favor of or against any party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof, nor shall the interpretation of this Agreement be affected by reason that this Agreement or any provision hereof is inconsistent with any prior draft hereof. Except where expressly provided to the contrary, each reference herein to a “Section” is to a Section of this Agreement; each reference herein to a Section includes all Sections subsidiary to the Section referred to. The words “herein,” “hereof,” and “hereunder,” and other words of similar import, refer to this Agreement as a whole and not to any particular Article, Section or subsection, and the word “including” means “including but not limited to.” Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Except as expressly stated to the contrary herein, all dollar amounts in this Agreement refer to lawful money of the United States of America.

11.7 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

11.8 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such an interpretation would be unreasonable.

11.9 Business Day. Whenever this Agreement requires that an action be taken or a notice be given on a date that would otherwise not be a business day, the time period for taking such action or giving such notice shall be extended to the first day thereafter that is a business day.

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

11.10 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties.

11.11 Further Assurances. From time to time after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Mergerco, the Company or otherwise, such deeds and other instruments and to take or cause to be taken such further or other action as shall be necessary or desirable in order to vest or perfect or to confirm, of record or otherwise, in the Surviving Corporation title to, and possession of, all of the property, rights, privileges, powers, immunities and franchises of Mergerco and the Company and otherwise carry out the purposes of this Agreement.

11.12 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of California.

11.13 Venue. Any claim, dispute, action or suit of any kind initiated by Parent or Mergerco against the Company, the Founders or any of the Company’s officers, directors, employees, agents of shareholders, or Securityholders arising out of or relating in any way to this Agreement, including but not limited to the enforcement, interpretation or construction hereof, shall be venued in the state or federal courts sitting in Minneapolis, Minnesota. Any claim, dispute, action or suit of any kind initiated by the Company against Parent or Mergerco, or any other the officers, directors, employees, agents or shareholder of either Parent or Mergerco arising out of or relating in any way to this Agreement, including but not limited to the enforcement, interpretation or construction hereof, shall be venued in the state or federal courts sitting in San Diego, California.

11.14 Arbitration. Upon the occurrence of any dispute or disagreement between the parties hereto, other than with respect to disputes for which any party hereto is seeking injunctive relief pursuant to Section 11.16, arising out of or in connection with any term or provision of this Agreement, the subject matter hereof, or the interpretation or enforcement hereof (a “Dispute”), where such amount in question is equal to or less than Two Hundred and 00/100 Dollars ($200,000) (“Maximum Dispute Amount”) the parties shall engage in informal, good faith discussions and attempt to resolve the Dispute within ten (10) days of initiation by either party. If the parties are unable to resolve the Dispute pursuant to such informal, good faith discussions, one of such parties shall send the other a written notice of such inability to so resolve the Dispute and, no earlier than fifteen (15) days after the receipt of such written notice, the parties shall submit the Dispute to final and binding arbitration in the appropriate venue as stated in Section 11.13, administered by the American Arbitration Association (“AAA”), or its successor, in accordance with the commercial rules then in effect. The parties shall be entitled to depositions and discovery as provided in California Civil Procedure Code Sections 1283.05 and 1283.1, if venue is in California, or Minnesota Rules of Procedure Rule 30, if venue is in Minnesota. The parties agree that any and all Disputes that are submitted to arbitration in accordance with this

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Agreement shall be decided by a single, neutral arbitrator who is a retired judge or attorney licensed to practice law in the state of venue and who is experienced in complex commercial transactions. The parties agree that they will participate in the arbitration in good faith and that they will share equally in the administrative costs and arbitrator’s fees associated with the arbitration; provided, however, that each party will bear its own attorneys’ fees and costs associated with the arbitration, unless a party is required or ordered to pay reasonable costs and expenses pursuant to Section 11.15. Any arbitrator shall, in entering any judgment or making any award in any arbitration or other proceeding, in addition to any and all other relief awarded to such prevailing party, include in such judgment or award such party’s reasonable attorney’s fees, costs and expenses as provided in Section 11.15. Any award issued as a result of such arbitration shall be final and binding between the parties thereto and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The parties expressly acknowledge and understand that by entering into this Agreement, they each are waiving their respective rights to have any Dispute between the parties hereto adjudicated by a court or by a jury.

11.15 Attorneys’ Fees. In the event any arbitration, legal action or other proceeding is instituted to construe or enforce this Agreement or any provision hereof, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and expenses incurred in connection therewith, including attorneys’ fees and costs of appeal, if any.

11.16 Equitable Relief. Each of the parties hereto agrees that a monetary remedy for certain breaches of this Agreement may be inadequate and impracticable and extremely difficult to prove, and further agrees that any such breach may cause the other party irrevocable harm, and that either party shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damages and without the necessity of posting a bond or making any undertaking in connection therewith. Any such requirement of a bond or undertaking is hereby waived by the parties.

[signature page follows]

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CONSTANT DATA, INC.	BAKBONE SOFTWARE, INC.
a Minnesota corporation	a California corporation

By:	By:
Paul Sustman		James R. Johnson
Chief Executive Officer		Chief Executive Officer

By:	By:
A. A. El Haddi		John Fitzgerald
Secretary		Secretary

FOUNDERS	BLACKFOOT ACQUISITION, INC.
a Minnesota corporation

By:
***		James R. Johnson
President

By:
***		John Fitzgerald
Secretary

***

***	Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.